Execution Version

EQUITY INTEREST PURCHASE AGREEMENT

by and among

WORTHINGTON STEEL OF MICHIGAN, INC.

TEMPEL HOLDINGS INC.,

and

TEMPEL STEEL COMPANY

dated as of

October 29, 2021

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
Section 1.01	Definitions1
Section 1.02	Accounting Terms15
ARTICLE II PURCHASE AND SALE	15
Section 2.01	Purchase and Sale15
Section 2.02	Purchase Price15
Section 2.03	Closing15
Section 2.04	Closing Deliveries15
Section 2.05	Estimated Net Working Capital and Indebtedness17
Section 2.06	Final Net Working Capital and Indebtedness.17
Section 2.07	Escrow20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	21
Section 3.01	Ownership of Company Interests21
Section 3.02	Seller Authority21
Section 3.03	No Seller Conflicts; Consents21
Section 3.04	Seller Classification21
Section 3.05	Brokers22
Section 3.06	Legal Proceedings22
Section 3.07	No Other Representations and Warranties22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22
Section 4.01	Organization and Qualification of the Acquired Companies23
Section 4.02	Authority of the Acquired Companies23
Section 4.03	Execution and Enforceability23
Section 4.04	Capitalization23
Section 4.05	Subsidiaries24
Section 4.06	No Conflicts; Consents24
Section 4.07	Financial Statements24
Section 4.08	Undisclosed Liabilities25
Section 4.09	Absence of Certain Changes, Events and Conditions25
Section 4.10	Material Contracts26
Section 4.11	Real Property28
Section 4.12	Tangible Personal Property30
Section 4.13	Intellectual Property30
Section 4.14	Insurance32
Section 4.15	Legal Proceedings; Governmental Orders32
Section 4.16	Compliance with Laws; Permits33
Section 4.17	Environmental Matters33
Section 4.18	Employee Benefit Matters34
Section 4.19	Employment Matters36
Section 4.20	Taxes38
Section 4.21	Related Party Transactions41
Section 4.22	Customers and Suppliers41

i

Section 4.23	Accounts Receivable42
Section 4.24	Bank Accounts42
Section 4.25	Product Warranty42
Section 4.26	Certain Business Practices43
Section 4.27	OFAC43
Section 4.28	Brokers43
Section 4.29	COVID-19 and Stimulus Program Matters44
Section 4.30	No Other Representations and Warranties44
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	44
Section 5.01	Organization and Authority of Buyer44
Section 5.02	Execution and Enforceability44
Section 5.03	No Conflicts; Consents45
Section 5.04	Investment Purpose45
Section 5.05	Brokers45
Section 5.06	Legal Proceedings45
Section 5.07	Independent Investigation; No Reliance45
Section 5.08	Sufficiency of Funds46
Section 5.09	Solvency46
ARTICLE VI COVENANTS	47
Section 6.01	Employees; Benefit Plans47
Section 6.02	Taxes48
Section 6.03	Plant Closings and Mass Layoffs53
Section 6.04	R&W Insurance Policy53
Section 6.05	Director and Officer Indemnification and Insurance Transition54
Section 6.06	Confidentiality55
Section 6.07	Restrictive Covenants56
Section 6.08	Books and Records57
Section 6.09	Public Announcements58
Section 6.10	PPP Loan59
Section 6.11	Interim Operating Covenants59
Section 6.12	Access to Information59
Section 6.13	Seller Credit Support59
Section 6.14	Consents60
Section 6.15	Further Action60
Section 6.16	Parent Limited Guaranty60
ARTICLE VII INDEMNIFICATION	60
Section 7.01	Survival60
Section 7.02	Indemnification for Benefit of Buyer60
Section 7.03	Indemnification For Benefit of Seller61
Section 7.04	Certain Limitations61
Section 7.05	Indemnification Procedures64
Section 7.06	Materiality Scrape65
Section 7.07	Exclusive Remedies66
Section 7.08	Tax Treatment of Indemnity Payments66

ii

ARTICLE VIII CONDITIONS TO CLOSING	66
Section 8.01	Conditions to Obligations of All Parties66
Section 8.02	Conditions to Obligations of Buyer66
Section 8.03	Conditions to Obligations of the Seller67
ARTICLE IX TERMINATION	67
Section 9.01	Termination67
Section 9.02	Effect of Termination68
Section 9.03	Impact on Nonrefundable Escrow Deposit69
ARTICLE X MISCELLANEOUS	70
Section 10.01	Expenses70
Section 10.02	Notices70
Section 10.03	Interpretation71
Section 10.04	Headings72
Section 10.05	Severability72
Section 10.06	Entire Agreement72
Section 10.07	Successors and Assigns72
Section 10.08	No Third-Party Beneficiaries72
Section 10.09	Amendment and Modification; Waiver73
Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial73
Section 10.11	Specific Performance74
Section 10.12	Counterparts74
Section 10.13	Non-Recourse75
Section 10.14	Conflicts75

EXHIBITS

Exhibit A-Example Net Working Capital Calculation

Exhibit B-R&W Insurance Policy

Exhibit C-Escrow Agreement

Exhibit D-Insurance Transition

iii

EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this “Agreement”), dated as of October 29, 2021, is entered into by and among TEMPEL HOLDINGS INC., an Illinois corporation (“Seller”), TEMPEL STEEL COMPANY, an Illinois corporation (the “Company”), and WORTHINGTON STEEL OF MICHIGAN, INC., a Michigan corporation (“Buyer”).

RECITALS

WHEREAS, prior to the Closing Date, the Seller shall cause the Company to be converted from an Illinois corporation to an Illinois limited liability company (the “Company Conversion”) by (i) entering into a plan of conversion (the “Company Plan of Conversion”) with respect to the Company Conversion, and (ii) filing a statement of conversion (the “Company Statement of Conversion”) with the Secretary of State of the State of Illinois, in each case as required by and in accordance with applicable Law;

WHEREAS, prior to the Closing Date, the Seller shall cause the Company to convert T do B Incorporated, an Illinois corporation (“T do B”), into T do B, LLC, an Illinois limited liability company (the “T do B Conversion” and together with the Company Conversion, the “Conversion”) by (i) entering into a plan of conversion (the “T do B Plan of Conversion”) with respect to the T do B Conversion, and (ii) filing a statement of conversion (the “T do B Statement of Conversion”) with the Secretary of State of the State of Illinois, in each case as required by and in accordance with applicable Law;

WHEREAS, following the consummation of the Conversion, as of the Closing Date the Seller will own one hundred percent (100%) of the issued and outstanding Equity Interests of the Company (the “Company Interests”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Company Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01Definitions

.  The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means, collectively: (a) all trade accounts receivable and other rights to payment from customers of the Acquired Companies and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Acquired Companies” means the Company and its Subsidiaries, and an Acquired Company means any of the Company or its Subsidiaries.

“Action” means any action, suit, claim, investigation or other legal proceeding.

“Adjustment Escrow Account” has the meaning set forth in Section 2.07.

“Adjustment Escrow Deposit” has the meaning set forth in Section 2.07.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and/or business affairs of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.07.

“Anti-Bribery Laws” has the meaning set forth in Section 4.26.

“Balance Sheet” has the meaning set forth in Section 4.07.

“Balance Sheet Date” means the date of the Balance Sheet.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.01(a).

“Buyer Controlled Proceeding” has the meaning set forth in Section 6.02(b)(iii).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Buyer Liability Limitation” has the meaning set forth in Section 9.03(c).

“Buyer Related Parties” has the meaning set forth in Section 9.03(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Cash” means, as of the Measurement Time, the amount of all cash and cash equivalents of the Acquired Companies as determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Balance Sheet, excluding the effects of transactions on the Closing Date outside of the ordinary course of business, and as adjusted for (a) all wires or deposits in transit, (b) outstanding checks, money orders or similar instruments, (c) cash that is restricted by any applicable Law, contract, or otherwise from being used in the business of the Acquired Companies, excluding, for the avoidance of doubt, (i) any restrictions on repatriation of income into the United States, (ii) cash and cash equivalents to the extent held as collateral for outstanding letters of credit, and (iii) any deposits or funds posted with vendors.

“China Cash” means all Cash of the Acquired Companies located in China.

“China Subsidiary” means Tempel (Changzhou) Precision Metal Products Co. Ltd.

“Closing” has the meaning set forth in Section 2.03.

“Closing Balance Sheet” has the meaning set forth in Section 2.05.

“Closing Cash” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” has the meaning set forth in Section 2.06(a).

“Closing Net Working Capital Deficiency” has the meaning set forth in Section 2.06(a).

“Closing Net Working Capital Surplus” has the meaning set forth in Section 2.06(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble and, for the avoidance of doubt, shall mean, following the Company Conversion, Tempel Steel Company, LLC, an Illinois limited liability company, as successor by conversion to Tempel Steel Company, an Illinois corporation.

“Company Continuing Employee” has the meaning set forth in Section 6.01(a).

“Company Conversion” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Interests” has the meaning set forth in the recitals.

“Company Plan of Conversion” has the meaning set forth in the recitals.

“Company Statement of Conversion” has the meaning set forth in the recitals.

“Company Systems” has the meaning set forth in Section 4.13(d).

“Company Transaction Costs” means (i) all of the fees and expenses, including commissions and finders fees incurred or subject to reimbursement (whether accrued for or not) by the Acquired Companies in connection with the sale of the Acquired Companies and with the negotiation, documentation and consummation of this Agreement, the Transaction Documents, and the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, accountants or other advisors which, in each case, are unpaid as of the Closing, (ii) amounts payable  by any Acquired Company related to any transaction or retention bonuses, change-of-control payments, severance payments, or other similar payments made to any current or former Employee or officer, director or individual service provider of an Acquired Company as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts), which, in each case, are unpaid as of the Closing but excluding, for the avoidance of doubt, obligations in respect of the Tempel 2021 Short Term Incentive Plan, Sales Incentive Plan and Local Incentive Plan, but only to the extent such plans are included in Net Working Capital, (iii) the premium and other fees and expenses incurred in connection with procuring and maintaining the Tail Policy, (iv) one-half of any fees and expenses paid or payable at the Closing to the Escrow Agent and (v) an amount not to exceed $1,200,000 equal to the premium, surplus lines & taxes, underwriting fee and brokerage fee incurred or payable by Buyer in connection with purchasing the R&W Insurance Policy.

“Conversion” has the meaning set forth in the recitals.

“COVID-19” the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Current Assets” means, as of the Measurement Time, any and all current assets of the Acquired Companies reflected in those general ledger accounts or summaries thereof (and only those general ledger accounts and summaries thereof) set forth on the Example Net Working Capital Calculation, in each case, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Example Net Working Capital Calculation. For the avoidance of doubt, Current Assets shall exclude cash and cash equivalents.

“Current Liabilities” means any and all current liabilities of the Acquired Companies reflected in those general ledger accounts or summaries thereof (and only those general ledger accounts and summaries thereof) set forth on the Example Net Working Capital Calculation, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Example Net Working Capital Calculation. For the avoidance of doubt, Current Liabilities shall exclude any liabilities with respect to Specified Indebtedness, Indebtedness and Company Transaction Costs.

“Data Room” means the Project Piber electronic documentation site established by Intralinks on behalf of Seller in connection with the transactions contemplated by this Agreement.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means those individuals employed by any Acquired Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Action, pending or threatened, by any Person alleging liability resulting from: (a) the Release or threatened Release of any Hazardous Materials; or (b) any material non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and Environmental Permit, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or preservation of natural resources, or the reclamation or remediation of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence, generation, transportation, storage, treatment, disposal, use, handling, Release, recycling, reclamation, reuse, or remediation of, or exposure to, any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, Cal. HSC 25249.5 et seq.;  the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and any other non-U.S., international or foreign conventions or environmental Laws applicable to any Acquired Company.

“Environmental Notice” means any written directive, notice of violation, or notice of any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under Environmental Law.

“Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, appreciation right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or entity that is or was under common control with the Company or the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.07.

“Escrow Agreement” has the meaning set forth in Section 2.07.

“Escrow Deposit” has the meaning set forth in Section 2.07.

“Estimated Cash” has the meaning set forth in Section 2.05.

“Estimated Company Transaction Costs” has the meaning set forth in Section 2.05.

“Estimated Indebtedness” has the meaning set forth in Section 2.05.

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.05.

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 2.05.

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the amount of Estimated Indebtedness, if any, minus (iii) the amount of Specified Indebtedness, minus (iv) the Estimated Company Transaction Costs, minus (v) the Estimated Net Working Capital Deficiency, if any, plus (vi) the Estimated Net Working Capital Surplus, if any, plus (vii) the amount of Estimated Cash.

“Example Net Working Capital Calculation” means the calculation set forth on Exhibit A attached hereto.

“Excluded Tax Matters” means any matter that is indemnifiable pursuant to Section 7.02(d) that relates to Taxes (i) in India or (ii) the Mexico Tax Claim or any future audits resulting from the same or similar issues giving rise to the Mexico Tax Claim.

“Final Balance Sheet” has the meaning set forth in Section 2.06(a).

“Final Cash” has the meaning set forth in Section 2.06(c).

“Final Company Transaction Costs” has the meaning set forth in Section 2.06(c).

“Final Indebtedness” has the meaning set forth in Section 2.06(c).

“Final Net Working Capital Deficiency” has the meaning set forth in Section 2.06(c).

“Final Net Working Capital Surplus” has the meaning set forth in Section 2.06(c).

“Final Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the amount of Final Indebtedness, if any, minus (iii) the amount of Specified Indebtedness, (iv) minus the Final Company Transaction Costs, minus (v) the Final Net Working Capital Deficiency, if any, plus (vi) the Final Net Working Capital Surplus, if any, plus (vii) the amount of Final Cash.

“Financial Statements” has the meaning set forth in Section 4.07.

“Foreign Cash” means all Cash located outside of the United States other than any China Cash and India Cash.

“Fraud” means, with respect to a Person, common law fraud as defined under Delaware law (which for clarity is not constructive fraud, equitable fraud, innocent or negligent misrepresentation or any tort based on negligence) in the making of the representations and warranties in ARTICLE III or ARTICLE IV of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time, as applied consistently by the Company.

“General Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Governmental Authority” means any federal, state, local or foreign government, or any agency or instrumentality of such government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any Governmental Authority.

“Hazardous Materials” means: (a) any hazardous substance, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (b) any hazardous waste, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. and, (c) petroleum (including petroleum products and by products), including crude oil or any fraction thereof; radon gas; radioactive material, including any source, special nuclear, or by-product material, as defined in 42 U.S.C. §§ 2011 et seq.; asbestos or asbestos containing materials; lead-based paint; urea formaldehyde foam insulation; and polychlorinated biphenyls.

“HNTE” has the meaning set forth in Section 4.20(a)(xii).

“Improvements” has the meaning set forth in Section 4.11(d).

“Indebtedness” means, without duplication, except for intercompany accounts and obligations owed among any of the Acquired Companies to another Acquired Company, (a) all indebtedness and/or obligations of any Acquired Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments; (b) all other indebtedness and/or obligations of each Acquired Company evidenced by bonds, debentures, notes, debt securities or similar instruments; (c) any indebtedness and/or obligations guaranteed in any manner by any Acquired Company (including guarantees in the form of an agreement to repurchase or reimburse and obligations with respect to letters of credit (to the extent drawn)); (d) any liabilities under leases that would be required to be capitalized leases under GAAP; (e) all obligations of the Acquired Companies for any interest rate swaps, forward contracts or other hedging arrangements; (f) any accrued and unpaid interest on, and any prepayment premiums, penalties, expenses, fees or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; (g) all director, management, advisory, transaction, monitoring and similar fees, costs, expenses and loans payable by any of the Acquired Companies that are not paid as of the Closing; (h) other than regarding tooling purchases that are reflected in Net Working Capital, customer deposits held by any of the Companies and any deferred revenue obligations of the Acquired Companies; (i) pre-Closing severance obligations (including the employer portion of any withholding, payroll, social security, unemployment or similar Taxes); (j) indebtedness for the deferred portion or installments of purchase price of property or services (including earn-outs, milestone payments and other similar payments and any non-compete payments), and any amounts reserved for the payment of a contingent purchase price, with respect to which any of the Acquired Companies are liable, other than ordinary course trade payables taken into consideration in the Final Purchase Price; and (k) contributions required to be made to any defined Benefit Plan for pre-Closing periods (excluding any Specified Indebtedness). Indebtedness shall not include (i) any liabilities for the Specified Plans, whether or not the full amount of such liabilities relating to such items were included in the calculation of Specified Indebtedness and (ii) any trade payables incurred in the ordinary course of business of the Acquired Companies, any accrued expenses and any other normal course liabilities.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Indemnity Escrow Account” has the meaning set forth in Section 2.07.

“Indemnity Escrow Deposit” has the meaning set forth in Section 2.07.

“India Cash” means all Cash of the Acquired Companies located in India.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and fictitious names, including all applications, registrations and renewals and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications, registrations and renewals related to the foregoing; (iii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, client and supplier lists, pricing and cost information, and business and marketing plans and proposals); (iv) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (v) internet domain name registrations; (vi) all computer software (including source code, executable code, data, databases, and related documentation); and (vii) other intellectual property and related proprietary rights, interests and protections.

“Interim Financial Statements” has the meaning set forth in Section 4.07.

“Katten” means Katten Muchin Rosenman LLP.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification, means the actual (and not constructive or imputed knowledge) of Clifford Nastas, Rebecca Schroeder, Lebene Hormeku, John Siffer, and Roger Mountford (the “Knowledge Group”) or such other knowledge as the Knowledge Group would have following a reasonable investigation under the circumstances. For the purposes of the foregoing definition, the parties agree that a “reasonable investigation under the circumstances” will be deemed to have occurred if the member of the Knowledge Group inquires of his or her direct reports having responsibility over the subject matter relating to the particular Section(s) of this Agreement so referenced.

“Law” means, as established by a Governmental Authority, any statute, law (including common law), ordinance, policy, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law.

“Leased Real Property” means the real property leased by the Acquired Companies, in each case, as tenant, together with, to the extent leased by the Acquired Companies, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Acquired Companies relating to the foregoing.

“Losses” means liabilities, losses, damages, deficiencies, claims, interests, awards, judgments, penalties, costs or expenses, including reasonable attorneys’ fees and expenses; provided, however, that “Losses” shall not include punitive or exemplary damages except to the extent paid to a third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is materially adverse to the business, results of operations, financial condition or assets of the Acquired Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Acquired Company; (viii) any natural or man-made disaster or acts of God or epidemics or pandemics; or (ix) any failure by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Measurement Time” means 11:59 p.m. Central Time on the Closing Date.

“Mexico Tax Claim” has the meaning set forth in Section 6.02(b)(iv).

“Mini-Basket” has the meaning set forth in Section 7.04(a).

“Net Working Capital” means the difference between the book value of the Current Assets and the book value of the Current Liabilities (positive or negative), as determined in accordance with GAAP and adjusted as indicated in the Example Net Working Capital Calculation, in each case, as of the Measurement Time. Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital, (A) no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; (B) the determination shall be based solely on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any fact, event, change, circumstance, act or decision occurring on or after the Closing; (C) shall be prepared as if the Measurement Time occurs at the end of an accounting and Tax period; and (D) no reserve shall be created and no reserve reflected in the Balance Sheet shall be increased, decreased or eliminated except in each case by reason of payment, settlement or as required by GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Balance Sheet and to the extent applicable in the Example Net Working Capital.

“Net Working Capital Deficiency” means the amount by which Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” means the amount by which Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” means $70,000,000.

“Nonrefundable Escrow Account” has the meaning set forth in Section 2.07.

“Nonrefundable Escrow Deposit” has the meaning set forth in Section 2.07.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 4.27.

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation and the bylaws of such corporation, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement or operating agreement, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (d) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (e) any amendment to any of the foregoing.

“Owned Real Property” means the real property owned by the Acquired Companies, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Acquired Companies relating to the foregoing.

“Payoff Letters” has the meaning set forth in Section 2.04(a)(ix).

“Pension Plan Liability” means (a) the amount of the Projected Benefit Obligation (PBO) liability under the Tempel Employees Pension Plan as of November 10, determined by the Company’s current actuary, Prudential Financial, Inc., consistently with the valuation methods used by the actuary for its routine calculations of such amounts for such pension plan, including utilizing the “PruCurve” yield curve as of such date of determination (on or around November 10) minus (b) the Tax Shield Amount. As an example, as of October 11, 2021, the PBO liability calculated as described was $36,237,000 and the Tax Shield Amount was $4,086,470.13, resulting in a Pension Plan liability as of such date of $32,167,000.

“Permits” means all authorizations, waivers, permits, licenses, franchises, certifications, registrations, exemptions, or Government Orders required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) those items set forth in Section 1.1(a) of the Disclosure Schedules; (ii) liens for Taxes (A) not yet due and delinquent or (B) being contested in good faith by appropriate procedures and for which appropriate reserves have been established in the applicable financial statements in accordance with GAAP; (iii) liens arising under purchase money and capital lease arrangements arising or incurred in the ordinary course of business; (iv) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, landlords’ or other like liens arising or incurred in the ordinary course of business; (v) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (vi) all matters of record affecting any Real Property that would be shown on current surveys of the real estate or any standard printed exceptions as would otherwise appear on a title insurance policy; (vii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary of business; (viii) Encumbrances incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (ix) statutory landlords’ or warehouse liens; (x) non-exclusive licenses of Intellectual Property disclosed to Buyer in the Data Room; (xi)

Encumbrances for Indebtedness to be paid at the Closing or otherwise taken into account in the calculation of the Purchase Price; or (xii) liens that do not, and would not reasonably be expected to, materially impair the continued use of the asset or property to which they relate, as used on the date hereof.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post Retirement Benefit Plan Liability” means the amount of the deferred post-retirement liabilities for the Tempel Steel Company Post Retirement Benefit Plan on around November 10, determined by the Company’s current actuary, Prudential Financial, Inc., consistently with the valuation methods used by the actuary for its routine calculations of such amounts for such benefit plan.  The amount of such liability as of December 31, 2020 was approximately $5,400,000 and is expected to be approximately $5,300,000 as of November 11, 2021.

“PPP Lender” has the meaning set forth in Section 6.10.

“PPP Loan” means any and all obligations for borrowed money or funded Indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof) associated with Company’s Paycheck Protection Program Loan No. 4301837107 in the original principal amount of Six Million Three Hundred Forty-Eight Thousand Seven Hundred and 00/100 Dollars ($6,348,700.00) obtained by the Company from the PPP Lender under the Paycheck Protection Program promulgated under the CARES Act.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.

“Privileged Materials” has the meaning set forth in Section 10.14.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(b).

“R&W Insurance Policy” means that certain buy-side representations and warranties insurance policy bound as of the date hereof, and issued by Chubb, to Buyer, a copy of which is attached hereto as Exhibit C.

“Real Property” means the real property owned, leased or subleased by any Acquired Company.

“Referee” has the meaning set forth in Section 2.06(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including surface water, groundwater, land surface or subsurface strata).

“Replacement Contract” has the meaning set forth in Section 4.22(b).

“Restricted Family Members” means with respect to the Martha Simpson Trust, Laurens Leffingwell, Jr., Linda Leffingwell and Jennifer Leffingwell, and, with respect to the Linda Buonanno Trust, Linda Buonanno, Esther Buonanno and Julia Buonanno.

“Restricted Parties” has the meaning set forth in Section 6.06(b).

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Restricted Territory” means North America or any other jurisdiction in which the Acquired Companies operate as of the Closing Date.

“Review Period” has the meaning set forth in Section 2.06(b).

“RSM” has the meaning set forth in Section 2.06(c).

“S-Election Date” has the meaning set forth in Section 3.04.

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 10.14.

“Seller Indemnified Parties” has the meaning set forth in Section 7.03.

“Seller Trusts” means each of the Linda Buonanno Trust and Martha Simpson Trust.

“Specified Indebtedness” means an amount equal to the aggregate sum of the following: (x) (i) liabilities under the U.S. Supplemental Executive Retirement Plan Pension in an amount equal to $425,930, (ii) liabilities under the Retirement Savings Plan for the Employees of Tempel Canada Company in an amount equal to $130,000, and (iii) liabilities under the Tempel Precision Metal Products India PVT Ltd Employees’ Gratuity Scheme equal to $349,972; plus (y) the Pension Plan Liability plus (z) the Post Retirement Benefit Plan Liability.

“Specified Plans” means each of the plans set forth in the definition of Specified Indebtedness, the definition of Pension Plan Liability and the definition of Post Retirement Benefit Plan Liability.

“Statement of Objections” has the meaning set forth in Section 2.06(c).

“Straddle Period” has the meaning set forth in Section 6.02(h).

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Subsidiary Equity Interests” has the meaning set forth in Section 4.05.

“Tail Policy” have the meanings set forth in Section 6.05(c).

“Tax Allocation Statement” has the meaning set forth in Section 6.02(c)(i).

“Tax Claim” has the meaning set forth in Section 6.02(b)(i).

“Tax Refund” has the meaning set forth in Section 6.02(g).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Shield Amount” means an amount equal to the present value of the tax shield resulting from the Pension Plan Liability based on the annual Tempel Employees Pension Plan Funding Projections prepared by Prudential for the years 2022 to 2041, multiplied by Worthington’s tax rate of 23% and discounted back to the annual net present value based on a discount rate of 4.50%. For illustrative purposes only, the tax shield amount as of October 11, 2021 was $4,086,470.13.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tempel de Mexico” means Tempel de Mexico, S. de R.L. de C.V., a company organized and existing under the laws of Mexico, and one of the Subsidiaries of the Company.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Top Customer” has the meaning set forth in Section 4.22.

“Top Supplier” has the meaning set forth in Section 4.22.

“Total Tax Consideration” has the meaning set forth in Section 6.02(c)(i).

“Transaction Documents” means this Agreement and each other agreement, document, certificate and instrument being executed and delivered pursuant to this Agreement, including the documents and agreements to be delivered pursuant to ARTICLE II.

“T do B” has the meaning set forth in the recitals.

“T do B Conversion” has the meaning set forth in the recitals.

“T do B Plan of Conversion” has the meaning set forth in the recitals.

“T do B Statement of Conversion” has the meaning set forth in the recitals.

“Union” has the meaning set forth in Section 4.19(c).

“US Cash” means all Cash located in the United States.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Valuation Firm” means the valuation firm or firms selected by Buyer in its reasonable discretion.

Section 1.02Accounting Terms

.  Accounting terms used but not otherwise defined in this Agreement shall have the meanings attributed to such terms under GAAP, except as otherwise specified herein.

ARTICLE II
PURCHASE AND SALE

Section 2.01Purchase and Sale

. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and receive from Seller, all of Seller’s right, title and interest in and to the Company Interests, free and clear of any Encumbrances (other than restrictions on transfer under applicable Law), in exchange for the consideration specified in Section 2.02.

Section 2.02Purchase Price

. Subject to adjustment as provided herein, the aggregate purchase price for the Company Interests shall be $295,000,000 (the “Base Purchase Price”), minus (i) the amount of Closing Indebtedness, minus (ii) the amount of Specified Indebtedness, minus (iii) the Company Transaction Costs, minus (iv) the Closing Net Working Capital Deficiency, if any, plus (v) the Closing Net Working Capital Surplus, if any, plus (vi) the amount of Closing Cash (the “Purchase Price”).

Section 2.03Closing

. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 8:00 a.m., central time on December 1, 2021, (unless this Agreement has been theretofore terminated pursuant to ARTICLE IX) subject to the satisfaction of the conditions to Closing set forth in ARTICLE VIII; provided, that notwithstanding the foregoing, the Closing may occur on any other date agreed upon in writing by Buyer and Seller.  The Closing shall take place by the electronic exchange of executed documents by PDF (the day on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date”). The effective time of the Closing for tax, accounting, operational and all other matters will be deemed to be 11:59 p.m., central time, on the Closing Date.

Section 2.04Closing Deliveries

.

(a)At the Closing, Seller shall deliver to Buyer the following;

(i)a copy of (A) the Company Plan of Conversion duly and validly adopted by the Seller and being in full effect prior to the Closing Date, (B) the Company Statement of Conversion as filed with the Secretary of State of the State of Illinois, (C) the T do B Plan of Conversion duly and validly adopted by the Company and being in full effect prior to the Closing Date, and (D) the T do B Statement of Conversion as filed with the Secretary of State of the State of Illinois;

(ii)an assignment or other instrument of transfer, executed by Seller, evidencing the assignment of the Company Interests to the Buyer;

(iii)a copy of the resolutions of Seller’s board of directors certified by an appropriate officer of Seller as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby;

(iv)duly adopted board resolutions of Seller and the Company, and any related plan amendments, evidencing the transfer of the sponsorship of the following Benefit Plans from Seller to the Company: Tempel Employees Pension Plan, Tempel Retiree Life Insurance Plan and Tempel Holdings, Inc. Welfare Benefits Plan;

(v)a certificate of good standing of the Company issued by the Secretary of State (or equivalent Governmental Authority) of the State of Illinois, California, Pennsylvania, and Texas, each dated within ten (10) Business Days of the Closing Date;

(vi)resignations of all officers and directors of the Company, effective as of the Closing Date;

(vii)copies of the payoff letters in respect of any Estimated Indebtedness to the lenders (or agent or other representative therefor) named therein (each a “Payoff Letter” and collectively, the “Payoff Letters”);

(viii)forms of UCC-3 termination statements and other terminations and/or releases necessary to terminate or release all Encumbrances on the assets of the Company (except for Permitted Encumbrances), but only if the Payoff Letter for such Encumbrances do not authorize Buyer to discharge the same upon payment of the applicable payoff amount or do not commit to file such termination statements and releases upon payment of the applicable payoff amount;

(ix)a copy of the Tail Policy and evidence of binding of the Tail Policy

(x)evidence of the filing of the Company Statement of Conversion and T do B Statement of Conversion with the Secretary of State of the State of Illinois;

(xi)the calculation of the Pension Plan Liability and Post Retirement Benefit Plan Liability by Prudential Financial, Inc. based on the definition of Pension Plan Liability and Post Retirement Benefit Plan Liability contained herein; and

(xii)an Internal Revenue Service Form W-9 executed by Seller.

(b)At the Closing, Buyer shall deliver to Seller the following:

(i)an aggregate amount equal to (A) the Estimated Purchase Price minus B) the Escrow Deposit to be placed in escrow pursuant Section 2.07, which amount shall be paid by Buyer to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Buyer prior to the Closing Date; and

(ii)a copy of the resolution of Buyer’s governing body, certified by an appropriate officer of Buyer as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby.

(c)At the Closing, Buyer shall, on behalf of Seller and the Acquired Companies, pay (i) the amounts reflected in the Payoff Letters in the manner set forth therein, (ii) the Company Transaction Costs to the obligees thereof and, without duplication of clause (iii), the fees, if any, owed to the Escrow Agent on the Closing Date and the full amount of any fees and expenses required to be paid at the Closing to bind the R&W Insurance Policy.  To the extent that any Company Transaction Costs consist of payments to employees of the Acquired Companies, the Buyer shall fund the amount of such Company Transaction Costs to one of the Acquired Companies and promptly cause the applicable Acquired Company or Acquired Companies to pay such Estimated Company Transaction Costs on the Closing Date.   At the Closing, Buyer and/or the Company shall direct that any Indebtedness in China be repaid, to the extent permitted, by the amount of any China Cash and that any Indebtedness in India be repaid up to the amount of any India Cash that is not needed in the near term for operations in India.

Section 2.05Estimated Net Working Capital and Indebtedness

. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer an estimated balance sheet of the Company as the Measurement Time (the “Closing Balance Sheet”), which shall set forth a good faith estimate of the following: (i) the amount of unpaid Indebtedness as of immediately preceding the Closing as set forth in the Payoff Letters received from each holder of Indebtedness, or, in the case of capital lease Indebtedness, any other Indebtedness that is not funded Indebtedness and any funded Indebtedness in China and India, as determined in good faith by the Company and its Subsidiaries and, in the case of China and India, after giving effect to the application of China Cash and India Cash in accordance with Section 2.04(c) (“Estimated Indebtedness”), (ii) the amount of the Company Transactions Costs (the “Estimated Company Transaction Costs”), (iii) the amount of China Cash, India Cash and Foreign Cash as of the Measurement Time and after giving effect to the application of China Cash and India Cash in accordance with Section 2.04(c) plus the amount of any US Cash as of the Measurement Time that is not used to repay any Indebtedness (“Estimated Cash”) and (iv) the amount of Net Working Capital Surplus or Net Working Capital Deficiency, as the case may be, as of the Measurement Time (the “Estimated Net Working Capital Surplus” or “Estimated Net Working Capital Deficiency,” respectively). The Closing Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Example Net Working Capital Calculation, except as otherwise contemplated by this Agreement.

Section 2.06Final Net Working Capital and Indebtedness.

.

(a)As promptly as practicable after the Closing Date (but in no event later than ninety (90) days after the Closing Date), Buyer shall prepare, in good faith, and deliver to

Seller a balance sheet of the Company (the “Final Balance Sheet”), which shall set forth the following: (i) the amount of unpaid Indebtedness as of immediately preceding the Closing and after giving effect, in the case of China, to the application of China Cash and India Cash in accordance with Section 2.04(c) (“Closing Indebtedness”), (ii) the amount of China Cash, India Cash and Foreign Cash as of the Measurement Time and after giving effect to the application of China Cash and India Cash in accordance with Section 2.04(c) plus the amount of any US Cash as of the Measurement Time that is not used to repay any Indebtedness (“Closing Cash”) and (iii) the amount of Net Working Capital Surplus or Net Working Capital Deficiency, as the Measurement Time (“Closing Net Working Capital Surplus” or “Closing Net Working Capital Deficiency,” respectively). The Final Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Example Net Working Capital Calculation, except as otherwise contemplated by this Agreement.

(b)After receipt of the Final Balance Sheet, Seller and its representatives shall have forty-five (45) days (the “Review Period”) to review the Final Balance Sheet, together with the supporting schedules, analyses, workpapers (including accounting workpapers), and other underlying records or documentation as are reasonably requested by Seller and its representatives. In connection with such review of the Final Balance Sheet, Buyer shall, and shall cause each Acquired Company to, cooperate fully and promptly with Seller and its representatives, including providing answers to questions asked by Seller and its representatives, and Buyer shall, and shall cause each Acquired Company to, promptly provide to Seller and its representatives reasonable access to any books, records and other materials of any Acquired Company and the personnel of, and workpapers prepared by or for, Buyer, any Acquired Company and/or their respective representatives, including such historical financial information relating to any Acquired Company as Seller and its representatives may request, in each case, in order to permit the timely and complete review of the Final Balance Sheet in accordance with this Section 2.06(b); provided, however, that (i) the provision of any information or access pursuant to this Section 2.06(b) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letter in favor of the accountants as requested thereby in connection with the sharing of work papers, and (ii) nothing in this Section 2.06(b) shall require Buyer to disclose information that is subject to attorney-client privilege; provided, further, that Buyer may only exclude the portion of any information that is subject to attorney-client privilege and will use its commercially reasonable efforts to deliver information reasonably necessary to evaluate the Final Balance Sheet.

(c)On or prior to the last day of the Review Period, Seller may object to the Final Balance Sheet by delivering to Buyer a written statement (the “Statement of Objections”) setting forth, in reasonable detail and specificity, Seller’s objections to the Final Balance Sheet and the Buyer’s calculations set forth therein. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then Closing Indebtedness, Closing Cash and Closing Net Working Capital Surplus or Closing Net Working Capital Deficiency, as applicable, as set forth in such Final Balance Sheet, shall be deemed final and conclusive and shall be “Final Indebtedness,” “Final Company Transaction Costs,” “Final Cash” and “Final Net Working Capital Surplus” or “Final Net Working Capital Deficiency,” respectively. If Seller delivers the Statement of

Objections before the expiration of the Review Period, then Buyer and Seller shall endeavor in good faith to resolve the specific objections set forth in the Statement of Objections for a period not to exceed fifteen (15) days from the date of delivery of the Statement of Objections. If at the end of such fifteen (15) day period there are any objections that remain in dispute, then such remaining objections shall be submitted for resolution to RSM US LLP (“RSM”). If RSM is unwilling or unable to resolve the dispute, Seller and Buyer will jointly select a  recognized accounting firm, within five (5) days of learning that RSM is unwilling or unable to resolve the dispute, to resolve any objections that remain in dispute (RSM or such jointly selected accounting firm, the “Referee”). Any retainer required to be paid by the Referee to settle the dispute will be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller, subject to adjustment as set forth in the penultimate sentence of this Section 2.06(c). Seller and Buyer will instruct the Referee to consider and determine only the disputed portions of Final Indebtedness, Final Company Transaction Costs, Final Cash and Final Net Working Capital Surplus or Final Net Working Capital Deficiency, as applicable, specifically set forth in the Statement of Objections. Seller and Buyer will jointly request that the Referee make a determination within thirty (30) days (or such other time as the parties hereto agree in writing) after the objections that remain in dispute are submitted to the Referee. If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee a report with respect to such party’s positions with respect to the issues in the Statement of Objections, a copy of which shall be delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed, provided, that, at the Referee’s request, or as mutually agreed by the parties, Buyer and Seller may meet with the Referee as long as representatives of both are present; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Indebtedness, Final Cash and Final Net Working Capital Surplus or Final Net Working Capital Deficiency, as applicable, as set forth in a written notice delivered to both parties by the Referee, shall be made solely in accordance with the written reports (i.e., not on independent review) and in accordance with this Agreement and shall be binding and conclusive on the parties absent manifest error and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses (including any retainer paid by the parties hereto) of the Referee shall be allocated to be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each side bears to the amount actually contested by such side. Buyer and Seller will request that the Referee determine, in writing, the allocation of its fees (including any retainers paid) in accordance with clause (iv) of the immediately preceding sentence. Buyer and Seller agree that any fees or expenses, as finally allocated pursuant to this Section 2.06(c) may be offset, as appropriate, by any adjustments required pursuant to Section 2.06(d).

(d)Within five (5) days of the determination of the Final Purchase Price:

(i)if the Estimated Purchase Price is greater than the Final Purchase Price, then such difference shall be deducted from the Adjustment Escrow Account and paid to Buyer, by wire transfer of immediately available funds to an account designated by Buyer; or

(ii)if the Estimated Purchase Price is less than the Final Purchase Price, then Buyer shall pay to Seller such difference, which difference shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by Seller.

(e)Within five (5) days of the determination of the Final Purchase Price, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (A) to Buyer, the amount (if any) payable to Buyer under Section 2.06(d)(i) and (B) to Seller, the amount equal to all of the funds in the Adjustment Escrow Account, minus the amount (if any) payable to Buyer under Section 2.06(d)(i).

Section 2.07Escrow

. Concurrent with the execution of this Agreement, Buyer, Seller and U.S. Bank National Association (the “Escrow Agent”) shall have entered into an escrow agreement in the form of Exhibit C (the “Escrow Agreement”) pursuant to which, immediately following the execution of this Agreement, Buyer shall deposit with the Escrow Agent an amount equal to $3,000,000 (the “Nonrefundable Escrow Deposit”) and, if the Closing occurs, Buyer shall deposit (or cause to be deposited) in escrow with the Escrow Agent an amount equal to $1,500,000 (the “Adjustment Escrow Deposit”) and an amount equal to $1,475,000 (the “Indemnity Escrow Deposit” and together with the Adjustment Escrow Deposit, the “Escrow Deposit”). The Nonrefundable Escrow Deposit shall be delivered by Buyer to the Escrow Agent immediately following the execution of this Agreement by wire transfer of immediately available funds and shall be held in an account (the “Nonrefundable Escrow Account”).  The Adjustment Escrow Deposit shall be delivered by Buyer to the Escrow Agent at the Closing by wire transfer of immediately available funds and shall be held in an account (the “Adjustment Escrow Account”).  The Indemnity Escrow Deposit shall be delivered by Buyer to the Escrow Agent at the Closing by wire transfer of immediately available funds and shall be held in an account (the “Indemnity Escrow Account”).  At the Closing, Buyer shall, at its sole discretion, direct that the Escrow Agent pay the funds in the Nonrefundable Escrow Account either to Seller for credit against the Purchase Price and/or transferred to the Adjustment Escrow Account and the Indemnity Escrow Account for credit against the Escrow Deposit.  The Nonrefundable Escrow Deposit shall be held in accordance with the Escrow Agreement, Section 9.03 and Section 10.11.  The Adjustment Escrow Deposit will be held and released in accordance with the Escrow Agreement and Section 2.06(e).  The Buyer and Seller will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agreement shall provide that, upon the eighteen (18) month anniversary of the Closing Date, the amount of funds in the Indemnity Escrow Account at such time, less an amount necessary to secure any claims validly submitted in good faith by such date, shall be promptly released to the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01Ownership of Company Interests

. After giving effect to the Company Conversion, Seller owns beneficially and of record the Company Interests, free and clear of any Encumbrances other than any restrictions on transfer arising under state or federal securities Laws. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Company Interests. Other than the Company Interests and after giving effect to the Company Conversion, Seller does not own any Equity Interests or rights of any kind to have issued any Equity Interests of the Company. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at Closing, Buyer shall be vested with good and valid title in and to all the Company Interests, free and clear of any Encumbrances (other than restrictions on transfer under applicable Law).

Section 3.02Seller Authority

. Seller has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which the Seller is a party, to perform its obligations hereunder and consummate the transactions contemplated herein, to perform all of Seller’s obligations under this Agreement and the Transaction Documents to which Seller is a party, and to comply with and fulfill the terms and conditions of this Agreement and the Transaction Documents to which Seller is a party. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all the necessary corporate or similar actions in respect thereof, and no other acts or proceedings on the part of Seller are necessary to authorize the execution, delivery or performance by Seller of this Agreement and each of the Transaction Documents to which Seller is a party. This Agreement has been duly authorized and validly executed and delivered by Seller and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “General Enforceability Exceptions”).

Section 3.03No Seller Conflicts; Consents

. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (c) require the consent or approval, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract of Seller; or (d) result in the imposition of any Encumbrance on the Company Interests.

Section 3.04Seller Classification

.  The Seller filed an election to be treated as an “S” corporation under Section 1361 of the Code effective on January 1, 1995 (the “S-Election Date”),

and Seller has been classified as such at all times from and after the S-Election Date. To the Knowledge of the Company, from and after the S-Election Date, no event or events have occurred, and no facts exist that would reasonably be expected to cause the Seller to lose its classification as an “S” corporation under Section 1361 of the Code.

Section 3.05Brokers

. Except as set forth in Section 4.28 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other  fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates, officer, or agents. Seller is not party to any agreement which may give rise to any valid claim against the Buyer or any of its Affiliates (including the Acquired Companies following the Closing) for any such fee, commission, or similar compensation.

Section 3.06Legal Proceedings

. There are no Actions pending or, to Seller’s actual knowledge, threatened against or by Seller or any Affiliate of Seller that: (a) relate to the Company Interests; (b) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (c) would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 3.07No Other Representations and Warranties

. EXCEPT AS EXPRESSLY SET FORTH IN THIS article III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR ANY ACQUIRED COMPANY OR THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY KATTEN OR LINCOLN INTERNATIONAL LLC AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. TO THE EXTENT ANY SUCH REPRESENTATION OR WARRANTY IS OR HAS BEEN MADE WHICH IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SUCH REPRESENTATIONS AND/OR WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Qualification of the Acquired Companies

. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois, and each Subsidiary is a company duly formed under its jurisdiction of formation and is in good standing, if applicable, in its jurisdiction of formation. Each Acquired Company has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Acquired Company and to carry on its business as currently conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have delivered to Buyer true, complete and correct copies of their respective Organizational Documents, each as currently in effect and reflecting any and all amendments thereto through the Closing Date. Such Organizational Documents are in full force and effect and no Acquired Company is in violation of any provision thereof.

Section 4.02Authority of the Acquired Companies

. This Agreement has been duly executed and delivered by the Company, and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.03Execution and Enforceability

. The Company has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of the Company.

Section 4.04Capitalization

(a)After giving effect to the Company Conversion, the Company Interests constitutes all of the issued and outstanding Equity Interests or other ownership interests of the Company. After giving effect to the Company Conversion, the Company Interests (i) have been duly authorized and validly issued, and (ii) issued in compliance with all applicable Laws and the Organizational Documents of the Company.

(b)Except as set forth in Section 4.04(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Company Interests or Equity Interests of any Acquired Company or obligating any Acquired Company to issue, sell, purchase or redeem any Equity Interest in, any Acquired Company. Except as set forth in Section 4.04(b) of the Disclosure Schedules, no Acquired Company has any outstanding or authorized any phantom stock, profit participation or similar rights. Except as set forth in Section 4.04(b) of the Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company Interests or any of the Equity Interests of the Acquired Companies.

No Acquired Company has authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) with respect to any Acquired Company. No former equity owner of any of the Acquired Companies or any of their respective predecessors, and no former holder of any right to acquire any interest in any of the Acquired Companies or any of their respective predecessors (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against any of the Acquired Companies.

Section 4.05Subsidiaries

. The Company owns all of the issued and outstanding Equity Interests of each of the Subsidiaries (collectively, the “Subsidiary Equity Interests”), each of which is listed on Section 4.05 of the Disclosure Schedules. Each of the Subsidiary Equity Interests (i) has been duly authorized and validly issued, and (ii) issued in compliance with all applicable Laws and the Organizational Documents of the applicable Subsidiary. Except for the Subsidiaries, the Company does not hold, own or possess any ownership interest in any other Person or have any right to acquire any Equity Interests or other securities of any Person.

Section 4.06No Conflicts; Consents

. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of any Acquired Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Acquired Company in any material respect; (c) except as set forth in Section 4.06 of the Disclosure Schedules, require the consent of, or notice to any Person; or (d) result in a material violation or breach of, or constitute a material default under any Material Contract, except in the cases of clauses (b), (c) and (d), where the violation, breach, violation, or default would not reasonably be expected to have a Material Adverse Effect. No consent of, approval from, filing with, or notice to, any Governmental Authority is required by or with respect to any Acquired Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, if not obtained, made or given, would not be material to such Acquired Company or their business.

Section 4.07Financial Statements

. Copies of the audited financial statements of the Company consisting of the consolidated balance sheet of the Acquired Companies as at December 31, 2019 and 2020 and the related statements of income and cash flows for the years then ended (the “Annual Financial Statements”), and the unaudited financial statements of the Acquired Companies consisting of the consolidated balance sheet of the Acquired Companies as of July 31, 2021 (the “Balance Sheet”) and the related statements of income and cash flows for the seven (7) month period then ended (together with the Balance Sheet, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP, applied in a manner consistent with past practices from the books and records of the Acquired Companies, subject to the absence of notes and, in the case of the Interim Financial Statements, to year-end adjustments. Except as otherwise noted therein or in Section 4.07 of the Disclosure Schedules, the Financial Statements fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. There are no significant deficiencies or material weaknesses in the design or operation of any of the Acquired Companies’ internal controls that adversely affect the ability of any of the Acquired Companies to record, process, summarize and report financial information. To the Knowledge of the Company, there has been no, and there does not currently exist any, Fraud involving the Financial Statements, nor the existence of or allegation of financial improprieties that involves financial management of any of the Acquired Companies.

Section 4.08Undisclosed Liabilities

. No Acquired Company has any material liabilities, obligations or commitments of a type required to be reflected as a liability on the face of a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected on the face of or reserved against in the Financial Statements; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date; and (c) those which are disclosed in Section 4.08 of the Disclosure Schedules.

Section 4.09Absence of Certain Changes, Events and Conditions

. Since December 31, 2020, there has not been any event or events that have taken place with respect to any Acquired Company that has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth in Section 4.09 of the Disclosure Schedules, since December 31, 2020:

(a)each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice;

(b)no Acquired Company has permitted or allowed the creation or imposition of any Encumbrances (except for Permitted Encumbrances) on any of its property or assets;

(c)no Acquired Company has granted or issued any right to purchase any Acquired Company’s Equity Interests or other ownership interests;

(d)no Acquired Company has sold, leased, transferred, assigned, abandoned, permitted to lapse, or otherwise disposed of any of its tangible or intangible assets, other than in the ordinary course of business consistent with past practice;

(e)no Acquired Company has (i) sold, assigned, transferred, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses or sublicenses sold, assigned, transferred, or granted in the ordinary course of business consistent with past practice, or (ii) transferred, assigned, licensed, sublicensed, abandoned or failed to maintain any Intellectual Property;

(f)no Acquired Company has incurred or guaranteed any material Indebtedness (other than draws under a revolving line of credit ordinary course of business consistent with past practice);

(g)no Acquired Company has terminated, cancelled, amended, or modified any contract, lease agreement or other similar document with respect to any Leased Real Property;

(h)no Acquired Company has waived, settled, or compromised any Action or any right, position, privilege or defense in respect of any such Action;

(i)no Acquired Company has commenced any Action involving any Acquired Company;

(j)no Acquired Company has made or authorized any change in any Organizational Document of any Acquired Company;

(k)no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property or assets;

(l)no Acquired Company has (i) made any increase or decrease in the base compensation or benefits of any of its employees other than annual increases of less than 3% or otherwise in the ordinary course of business consistent with past practice, (ii) hired or otherwise entered into any employment or consulting agreement or arrangement with any current or former Employees, officers, directors or individual service providers of any Acquired Company (other than any such Person that receives compensation less than $75,000 on an annual basis), or (iii) terminated any of its employees other than for cause, in each case, except as may be required by any contract or Law;

(m)no Acquired Company has adopted, amended, modified, or terminated any Benefit Plan, except to the extent required by applicable Law or in connection with the transactions contemplated by this Agreement;

(n)no Acquired Company has (i) amended or filed any amended Tax Return, (ii) settled or compromised any Action with respect to any claim or assessment for Taxes, (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (iv) failed to pay any Taxes or estimated Taxes when due (without the benefit of available extensions), or (v) changed or modified any accounting or tax reporting methods, principles or policies (including any change in depreciation or amortization policies or rates, acceleration of the collection of accounts receivable or delay in paying accounts payable);

(o)no Acquired Company has implemented any “mass layoff” or “plant closings” within the meaning of the WARN Act;

(p)no Acquired Company has amended, modified, terminated (whether in whole or in part), or waived or consented to any waiver with respect to any Material Contract (other than any Material Contract with any Top Supplier or Top Customer as set forth in Section 4.22(b) of the Disclosure Schedules with respect to which the representations are contained in Section 4.22(b)); and

(q)no Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.10Material Contracts

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(a)Section 4.10(a) of the Disclosure Schedules contains a true and correct list of each of the following contracts of the Acquired Companies (collectively, the “Material Contracts”):

(i)all agreements that relate to the (x) purchase or (y) sale of goods or services, other than purchase orders in the ordinary course of business, for consideration in excess of $250,000 that as of the Closing have material remaining obligations to be performed by purchaser or seller;

(ii)all agreements entered into during the preceding five (5) years that relate to any joint venture, partnership, joint marketing, strategic alliance, or the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), other than in the ordinary course of business consistent with past practices;

(iii)all agreements that provide for any potential future earn-out payments, installation payments or other similar payments of deferred or contingent purchase price relating to any acquisition of the assets, properties or securities of any Person, other than any such agreements providing for such payments that have been made or are no longer required to be made;

(iv)any written employment, non-competition, severance or termination agreements with any Employee or independent contractor or consultant (other than standard offer letters that do not provide for any penalty upon termination except as required by applicable Company policy or Law and other than any such agreements with any consultant or independent contractor for compensation less than $75,000 on an annual basis);

(v)any capital lease or any other lease or other agreement relating to equipment or machinery of any of the Acquired Companies with remaining annual rental payments in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00);

(vi)severance, retention, change-in-control, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity incentive plans, equity purchase or equity option plans and similar agreements with or relating to the personnel of the Acquired Companies, other than any severance plan adopted by the Acquired Companies that has been provided to the Buyer or listed as a Benefit Plan in Section 4.18(a) of the Disclosure Schedules;

(vii)any contract to which any Acquired Company is a party that provides for any joint venture or partnership by any Acquired Company;

(viii)any contract prohibiting any Acquired Company from engaging in any business or competing anywhere in the world;

(ix)all agreements relating to the purchase, sale or lease of Real Property by any Acquired Company;

(x)any contract containing a “most favored nation” provision, similar pricing agreement or other agreement that limits or purports to limit the ability of any Acquired Company to compete in any line of business or in any geographic area or during any period of time;

(xi)each contract relating to Indebtedness of any Acquired Company;

(xii)all agreements granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of any of the Acquired Companies;

(xiii)agreements or Benefit Plans that provide for a payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(xiv)all agreements entered into within the five (5) years immediately preceding the Closing Date, providing for, or related to, the settlement or compromise of any Action;

(xv)all agreements providing for the payment of commissions or rebates by or to any of the Acquired Companies;

(xvi)all agreements with or involving any Governmental Authority; and

(xvii)all collective bargaining agreements or similar agreements with any labor organization, union or association to which any Acquired Company is a party.

(b)Except as set forth in Section 4.10(b) of the Disclosure Schedules, each of the Material Contracts is valid and binding on the Acquired Company party thereto, and, to the Knowledge of the Company, each other party thereto and is in full force and effect. No Acquired Company is in material breach of, or material default under, any Material Contract, nor, to the Knowledge of the Company, is any other party thereto.  The Company has made available to Buyer a true and correct copy of each Material Contract (including any amendments, waivers, or modifications thereto) as of the Closing Date. Since December 31, 2020, the Company has not received from any counterparties in connection with any of the Material Contracts (i) any written notice that any such party intends to terminate or cancel any Material Contract; or (ii) any written claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract, other than routine and immaterial claims for product support and product warranty.

Section 4.11Real Property

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(a)Section 4.11(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property.  The Acquired Companies have good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to each such parcel of Owned Real Property, (i) there are no pending or, to

Knowledge of the Company, threatened eminent domain, expropriation, administrative or condemnation proceedings or sales or dispositions in lieu thereof relating to, such Owned Real Property or any portion thereof or, to the Company’s Knowledge, any other Actions that materially affect and adversely impair the current use or value of such Owned Real Property, (ii) except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, entered into any lease, sublease, license, option, right, concession or other similar contract granting to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof, and (iv) none of the Company or any of its Subsidiaries has received written notice of violations of any building or zoning regulations or any other Laws applicable to the operation of such Owned Real Property.

(b)Section 4.11(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Company has provided the Buyer with complete and accurate copies of each lease agreement with respect to the Leased Real Property (together with any amendments thereto). The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  All leases in respect of the Leased Real Property are in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach or default thereunder.  With respect to each parcel of Leased Real Property (i) there are no pending or, to Knowledge of the Company, threatened eminent domain, expropriation, administrative or condemnation proceedings or sales or dispositions in lieu thereof relating to, such Leased Real Property or any portion thereof or any other lawsuits or claims that materially affect and adversely impair the current use by the Company or its Subsidiaries of such Leased Real Property, and (ii) except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, entered into any sublease, license, option, right, concession or other similar contract granting to any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)The Owned Real Property and the Leased Real Property comprise all of the Real Property used in the business and operations of the Acquired Companies.

(d)Except as set forth in Section 4.11(d) of the Disclosure Schedules, to the Knowledge of the Company, all buildings, structures, fixtures, and building systems, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are sufficient for the operation of the business of the Acquired Companies as conducted on the Closing Date.  To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Seller Business as currently conducted thereon.  The Company does not make any representation regarding the condition of the assets of the Acquired Companies that are the subject of any third party report prepared by or behalf of the Buyer.

(e)The current use and occupancy of the Real Property and the operation of the business of the Acquired Companies as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”).  None of the Seller or any Acquired Company has received any notice of violation of any Encumbrance Documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(f)There are no pending property insurance claims with respect to any Real Property or any portion thereof.  None of the Seller or any Acquired Company has received any notice from any insurance company with respect to any Real Property or any portion thereof: (A) requesting the Seller or such Acquired Company to perform any repairs, alterations, improvements, or other work for such Real Property which the Seller or such Acquired Company has not completed in full, or (B) notifying the Seller or such Acquired Company of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof.

Section 4.12Tangible Personal Property

. Each Acquired Company has good and marketable title to or, in the case of leased property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) used by its business as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances; and such tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) has been maintained adequately, and is adequate for the conduct of the Acquired Companies’ business. The Company does not make any representation regarding the condition of the assets of the Acquired Companies that are the subject of any third party report prepared by or behalf of the Buyer.

Section 4.13Intellectual Property

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(a)Section 4.13(a) of the Disclosure Schedules lists (i) all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, domain names and applications therefor, and other material unregistered Intellectual Property, including unregistered trademarks, trade names and material unregistered copyrights, owned by or licensed exclusively to any Acquired Company (collectively, the “Company Intellectual Property”); and (ii) all agreements concerning the use of or restricting the use of any Intellectual Property (other than contracts for commercially available software). The Acquired Companies collectively own and possess all rights, title and interest in and to such Company Intellectual Property, free and clear of any Encumbrance except for Permitted Encumbrances.

(b)Except as set forth in Section 4.13(b) of the Disclosure Schedules, to the Knowledge of the Company, (i) each Acquired Company’s business as currently conducted and as conducted since January 1, 2016 has been conducted in a manner that does not materially infringe, violate or misappropriate the Intellectual Property of any Person, (ii) no Acquired Company has, since January 1, 2016, received any written claim or notice from any Person that it is engaging in any activity that infringes upon, violates or misappropriates any Intellectual Property right of such Person that has not been resolved and (iii) no Person is materially infringing, violating or misappropriating the Company Intellectual Property. There are no Actions settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any of the Acquired Companies of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, right to use or ownership of any Company Intellectual Property or challenging or questioning the validity or effectiveness of any agreement relating to the same; or (iii) by any of the Acquired Companies or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such claim or action

(c)To the Knowledge of the Company, the ownership of Intellectual Property by all Persons from whom any Acquired Company licenses Intellectual Property is valid. Assuming the validity of ownership of Intellectual Property by all Persons from whom any Acquired Company licenses Intellectual Property, the Acquired Companies together own and possess or have the right to use pursuant to a valid license, sublicense, agreement or permission all Intellectual Property necessary for or material to the operation of the business of the Acquired Companies as presently conducted.

(d)All computer hardware, firmware, databases, software, systems, information technology infrastructure, interfaces, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for any Acquired Company, whether or not outsourced (the “Company Systems”) (i) are functional and operate and run in a reasonable business manner, and (ii) are sufficient for the current needs of the business of the Acquired Companies including as to capacity and ability to meet current peak volumes in a timely manner. During the five (5) years preceding the Closing Date, there has been no unauthorized access, use, intrusion, or breach of security, or material failures, breakdowns, outages, or unavailability of any of the Company Systems, that has caused or would reasonably be expected to cause any (i) substantial disruption of or interruption in or to the use of such Computer Systems or the conduct of any of the Acquired Companies’ business; (ii) material loss, destruction, damage, or harm of or to any of the Acquired Companies or their operations, personnel, property, or other assets; or (iii) material liability to any of the Acquired Companies. The Acquired Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) act in material compliance therewith; and (iii) such plans and procedures have been proven effective in all material respects.

(e)The Acquired Companies take commercially reasonable steps to maintain the confidentiality of any trade secrets and/or to secure ownership of Intellectual Property developed on their behalf. All Intellectual Property developed by past or current employees, consultants, or independent contractors of each Acquired Company in the scope of their employment or engagement either is vested in an Acquired Company by operation of Law or has been assigned to an Acquired Company under a written agreement assigning ownership of all of his, her or its rights, title and interest in and to such intellectual property rights, if any, in the Intellectual Property to the applicable Acquired Company, and all Persons with access to trade secrets or confidential information of any Acquired Company have signed agreements with reasonable confidentiality obligations and use restrictions or is under a legally-binding duty of confidentiality with respect to the same. To the Company’s Knowledge, no such employee, consultant, or independent contractor is in violation of any such agreement.

Section 4.14Insurance

. Section 4.14 of the Disclosure Schedules sets forth a true and complete list, as of the Closing Date, of all insurance policies maintained by any Acquired Company (excluding such policies that constitute or provide compensation or benefits with respect to a Benefit Plan) (collectively, the “Insurance Policies”). Such Insurance Policies have been in full force and effect through the Closing Date and all premiums due on such Insurance Policies have been paid when due. The Acquired Companies are not in default under any provisions of any such insurance policy set forth in Section 4.14 of the Disclosure Schedules, and the Acquired Companies have not received written notice or, to the Knowledge of the Company, threat of cancellation or termination of any such policy.  There is no claim by any of Acquired Company pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of any such policy, and, to the Knowledge of the Company, there is no basis for denial of any claim under any such policy.  The Acquired Companies have not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any insurance carrier issuing any insurance policy that insurance rates therefor shall hereafter be materially increased (except to the extent that insurance rates may be increased for all similarly situated risks and except for regularly scheduled increases in insurance premiums in accordance with the Insurance Policies) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy. To the Knowledge of the Company, no event relating to the Acquired Companies has occurred that would result in a retroactive upward adjustment in premiums under any of the insurance policies set forth in Section 4.14 of the Disclosure Schedules.

Section 4.15Legal Proceedings; Governmental Orders

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(a)Except as set forth in Section 4.15(a) of the Disclosure Schedules, (i) there are no, and in the five (5) years immediately preceding the Closing Date there has not been any, Actions pending or, to the Knowledge of the Company, threatened against any Acquired Company or affecting any of its properties or assets, and (ii) there are no unsatisfied judgments of any kind against any of the Acquired Companies or any of their respective assets.

(b)Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no, and in the five (5) years immediately preceding the Closing Date there has not been any, outstanding Governmental Orders or, to the Knowledge of the Company, any (i) Governmental Orders threatened against any Acquired Company, or (ii) unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of its properties or assets.

Section 4.16Compliance with Laws; Permits

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(a)

Except as set forth in Section 4.16(a) of the Disclosure Schedules, each Acquired Company is in material compliance with all Laws applicable to it or its business, properties or assets. During the five (5) years preceding the Closing Date, no Acquired Company has received any notice of violation of any Law, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)

All material Permits required for the Acquired Companies to conduct their business have been obtained by it and are valid and in full force and effect. A correct and complete list of such Permits is set forth in Section 4.16(b) of the Disclosure Schedules. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 4.17Environmental Matters

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(a)

Except as set forth in Section 4.17(a) of the Disclosure Schedules, each Acquired Company is in compliance in all material respects with all Environmental Laws. No Acquired Company has received, in writing, any (i) Environmental Notice or Environmental Claim from any Person, or (ii) request for information from any Governmental Authority pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)

Except as set forth in Section 4.17(b) of the Disclosure Schedules, each Acquired Company has obtained, and is in material compliance with, all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Acquired Companies as currently conducted.

(c)

Except as set forth in Section 4.17(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Laws from any Real Property currently operated or leased by the Acquired Companies in an amount that would reasonably be expected to result in an Environmental Claim against any Acquired Company.

(d)

The Company has made available to Buyer copies of all environmental reports, assessments and audits and all other material environmental, health, and worker safety documents in the Company’s possession or control pertaining to each Acquired Company.

Section 4.18Employee Benefit Matters

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(a)Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan.  For purposes of this Agreement, “Benefit Plan” means each retirement, employment, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, health, welfare and fringe-benefit agreement, plan, policy and program, including “employee benefits plans” within the meaning of Section 3(3) of ERISA, currently in effect and covering current or former Employees of any of the Acquired Companies, current or former directors or managers of any of the Acquired Companies, or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Companies.

(b)

Each Benefit Plan is in full force and effect, complies and has complied with all applicable Laws (including ERISA and the Code) in all material respects and is and has been operated and administered in accordance with its terms in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) (i) has received a favorable determination letter from the Internal Revenue Service, or (ii) with respect to a master/prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan, in form, is in its standard form so qualified, and that such master/prototype or volume submitter plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Company, nothing has occurred and no conditions exist that could reasonably be expected to adversely affect such qualification or to require correction under the Internal Revenue Service Employee Plans Compliance Resolution System or any successor program.

(c)

Except as set forth in Section 4.18(c) of the Disclosure Schedules, no Acquired Company or any ERISA Affiliate sponsors, or has sponsored within the last six (6) years, a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA.

(d)

To the Knowledge of the Company, no non-exempt “prohibited transaction,” (as defined in Section 4975 of the Code) has occurred with respect to any of the Benefit Plans that would subject any of the Acquired Companies to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e)

Except as asset forth in Section 4.18(e) of the Disclosure Schedules, no Acquired Company or any ERISA Affiliate contributes to or has any obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to

Title IV of ERISA or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(f)

Copies of the current versions of each of the Benefit Plans and related trust documents, including all amendments thereto, and favorable Internal Revenue Service determination, opinion and advisory letters, if applicable, have been furnished or made available to Buyer or its representatives in the Data Room or otherwise, along with the three (3) most recent annual reports filed on Form 5500 (including all schedules and attachments).

(g)

Other than as required under Section 4980B of the Code or other applicable Law and other than as set forth in Section 4.18(g) of the Disclosure Schedules, no Benefit Plan provides retiree medical benefits or coverage or any other post-retirement benefits or coverage other than retirement benefits.

(h)

Except as set forth in Section 4.18(h) of the Disclosure Schedules: (i) there is no pending or, to the Knowledge of the Company, threatened action relating to a Benefit Plan (other than routine claims for benefits); and (ii) no Benefit Plan has, within the three (3) years prior to the date hereof, been the subject of an audit by a Governmental Authority.

(i)

Notwithstanding anything to the contrary contained in this Section 4.18 or any other provision in this Agreement, the Company makes no representation or warranty regarding the amount of unfunded benefit liabilities, any accumulated funding deficiency, or other similar liabilities of any Specified Plan except that, (i) to the Knowledge of the Company, documentation delivered by the Company to Buyer with respect to the estimated unfunded benefit liabilities, accumulated funding deficiencies, and other similar liabilities with respect to the Specified Plans contains no material errors, omissions, or misrepresentations and (ii) to the Knowledge of the Company, it has not intentionally withheld any information that would increase the amount of the calculated Specified Indebtedness.

(j)

Except as set forth in Section 4.18(j) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event or the passage of time) will (i) result in any payment becoming due to any current or former employee, director, manager or consultant, (ii) increase any benefit under any Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefit under any Benefit Plan or any agreement with any current or former employee, director, manager or consultant, (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any Acquired Company to amend or terminate any Benefit Plan (or result in any adverse consequences for so doing), or (v) trigger any notice to or filing with any Governmental Authority.

(k)

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event or the passage of time) result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code.  There is no contract to which any Acquired Company is a party or by which it is bound to compensate any current or former employee or other individual for excise Taxes due or paid pursuant to Section 4999 of the Code.  No Acquired Company is a party to any contract by which it is bound to compensate any current or former employee or other individual for Taxes due or paid pursuant to Section 409A of the Code or any other Law with respect to Taxes.

(l)

None of the Acquired Companies has any commitment or obligation, and has not made any representation to any current or former employee, director, manager, consultant or any other party, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

Section 4.19Employment Matters

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(a)

Section 4.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Employees as of October 27, 2021, showing, for each such Employee, the Employee’s:  (i) name; (ii) job title; (iii) location; (iv) date of hire; (v) rate of pay (annual base salary or hourly wage, as applicable); (vi) leave of absence or layoff status; (vii) full-time or part-time status; (viii) exempt or non-exempt status; and (ix) accrued but unpaid time off.

(b)Section 4.19(b) of the Disclosure Schedules sets forth a correct and complete listing, as of the Closing, of (i) all presently active employment, consulting, and independent contractor agreements to which any Acquired Company is a party (other than standard offer letters that do not provide for any penalty upon termination except as required by applicable Company policy or Law and other than any such agreements with any consultant or independent contractor for compensation less than $75,000 on an annual basis); and (ii) all contingent workers engaged by any Acquired Company through a third-party temporary employment agency in the past three (3) years and the location and hire date of each such individual.

(c)

Section 4.19(c) of the Disclosure Schedules sets forth, with respect to the Acquired Companies, each union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Employees.  Further, Section 4.19(c) of the Disclosure Schedules sets forth, with respect to the Company and each of its Subsidiaries, all collective bargaining, Union or other employee association agreements in effect in the past six (6) years, whether written or oral.  Except as set forth in Section 4.19(c) of the Disclosure Schedules, the Company and its Subsidiaries do not have any duty to bargain with any Union representing any Employees with respect to the wages, hours or other terms and conditions of employment of any Employee.  Except as set forth on Section 4.19(c) of the Disclosure Schedules, (i) there are no pending or, to the Knowledge of the Company, threatened Actions concerning labor matters with respect to the Company or any of its Subsidiaries, (ii) there are no organizing activities or collective bargaining arrangements that would affect the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, under discussion with any Union or group of employees of the Company or any of its Subsidiaries and (iii) there are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened by or with respect to any Employees and no such lockouts, strikes, slowdowns or work stoppages have occurred in the past six (6) years.

(d)

Each Acquired Company is in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices, wages and hours and occupational safety and health, in each case, to the extent relating to the Employees. Except as set forth in Section 4.19(d) of the Disclosure Schedules, there are no Actions against any Acquired Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Acquired Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws.

(e)Except as arising in the ordinary course of business, the Company has no liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to current or former Employees or independent contractors under applicable Law, contract or policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.  The Company has paid or made provision for payment of all compensation, including salaries, wages, commissions, and bonuses, vacation and other paid time off, and other direct compensation for any service performed payable to any former or current Employee or independent contractor or consultant who has or is performing work or services for the Company. Except as may be limited by applicable Law or pursuant to Material Contracts or Benefit Plans listed in Section 4.10(a) and Section 4.18(a), respectively, of the Disclosure Schedules, nothing prevents the Company from changing or terminating an Employee’s or contractor’s compensation, commissions, vacation or other paid time off, bonuses, profit sharing or other compensation or benefits. Except as set forth on Section 4.19(e) of the Disclosure Schedules, the Company is not subject to any pending claim for overtime or other compensation due to any current or former Employee or independent contractor of the Company and, to the Knowledge of the Company, no such claim has been threatened in a written communication to any Acquired Company. No Employee holding a management position with the Company has indicated in a written communication to Seller or the Company that such Employee intends to terminate his, her or their employment with the Company.

(f)Except as disclosed pursuant to Section 4.19(f) of the Disclosure Schedules, no Employee of the Company is entitled to severance under any policy, practice, agreement, plan, program or as a result of the transactions contemplated by this Agreement. Except as disclosed pursuant to Section 4.19(f) of the Disclosure Schedules, no Acquired Company will have to make any payments under any benefit or severance policy, practice, agreement, plan, program, or applicable Law as a result of or in connection with the transactions contemplated hereunder.

(g)Since January 1, 2016, no Acquired Company has effectuated or caused to be effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Acquired Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting the site of employment or facility at which an Acquired Company is operated. No layoffs that could implicate the WARN Act are currently contemplated by any Acquired Company. All releases or severance agreements entered into by the Acquired Companies comply with Law with respect to claims for which an Employee could assert against the Acquired Companies. The Acquired Companies have paid all severance pursuant to any release or severance agreement and, except as set forth on Section 4.19(g) of the Disclosure Schedules, is not subsidizing insurance premiums or making payments of premiums for any former Employee.

(h)

All of the employees of the Company who are working or performing services in the United States are authorized to work in the United States and the Company has a properly completed I-9 form for all such current Employees.  Except as set forth on Section 4.19(h) of the Disclosure Schedules, the Company does not have any Employees who hold temporary (non-immigrant) visas. The Company has not entered into any contractual obligations with any Employee or prospective employee to assist in obtaining permanent residence on behalf of the Employee.

(i)

The Company (i) is in compliance in all material respects with all applicable Laws regarding employees, directors, independent contractors, temporary employees, leased employees or any agents, including applicable Laws regarding the classification of individuals thereunder and has not engaged in any conduct which might result in loss of exempt status with respect to such individuals; and (ii) has within the time and in the manner prescribed by Law, withheld from wages and other compensation payable to its employees and paid over to the proper Governmental Authority all amounts required to be withheld and paid over under applicable Laws.  To the Knowledge of the Company, the Company is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(j)

Section 4.19(j) of the Disclosure Schedules (i) lists any Person (other than a Person who does not have a title lower than Vice President) who has accepted an offer of employment with any Acquired Company but whose employment has not yet started and any outstanding offer of employment made to any Person and (ii) lists any Person as of October 27, 2021 that has a title lower than Vice President) who has accepted an offer of employment with any Acquired Company but whose employment has not yet started and any outstanding offer of employment made to any Person.

Section 4.20Taxes

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(a)	Except as set forth in Section 4.20 of the Disclosure Schedules:

(i)All Tax Returns required to be filed by or with respect to the Acquired Companies on or before the date hereof have been timely filed (taking into account any valid extensions). Such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by or with respect to the Acquired Companies on or before the date hereof, whether or not reflected on any such Tax Returns, have been timely paid.

(ii)

No Acquired Company has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(iii)At all times from and after the S-Election Date through the effective date of the Company Conversion, the Company was treated as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) and disregarded as an entity separate from the Seller for federal (within the meaning of Section 1361(b)(3)(A)(i) of the Code) and for state and local income Tax purposes (where the applicable state or local jurisdiction conforms with the Code as to classification of entities).

(iv)At all times from and after the Company Conversion, the Seller has been the owner of one hundred percent (100%) of the Equity Interests of the Company and no election has been made to treat the Company as an association taxable as a corporation. The Company has not made any election to be treated other than as being disregarded as an entity separate from its owner for federal, state, and local income tax purposes. Each Acquired Company other than the China Subsidiary is disregarded as an entity separate from the Seller for federal (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) and state and local income Tax purposes (where the applicable state or local jurisdiction conforms with the Code and the Treasury Regulations as to classification of entities). The China Subsidiary is treated as a controlled foreign corporation within the meaning of Section 957(a) of the Code.

(v)

There are no ongoing Actions or audits by any Governmental Authority or other taxing authority against any Acquired Company, and no Governmental Authority has given notice to any Acquired Company that such Governmental Authority intends to conduct a future audit with respect to any Acquired Company for any period. No Governmental Authority has asserted in writing that the Company is responsible for the payment of additional Taxes for any period. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to any Acquired Company, and no power of attorney with respect to Taxes is currently in effect with respect to any Acquired Company.

(vi)No Acquired Company is a party to any Tax-sharing agreement.

(vii)	All Taxes which any Acquired Company is obligated to withhold from amounts paid to any executive-level employee, creditor or third party have been withheld.

(viii)No Acquired Company is liable for (A) Taxes of any predecessor of any Acquired Company or (B) Taxes of any other Person (except for the Seller or an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(ix)No claim has ever been made, written or otherwise, by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(x)There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Acquired Company.

(xi)Neither the Buyer nor any Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date, (vii) election made under Code Section 108(i) prior to the Closing, or (viii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of any Acquired Company from any period (or portion thereof) ending on or before the Closing Date to any period (or portion thereof) beginning after such date.

(xii)

The China Subsidiary qualified as a High and New Technology Enterprise (“HNTE”) under applicable Law for the past five (5) years, and the China Subsidiary held a valid HNTE certificate with respect to such years. The China Subsidiary has completed and submitted the application for a HNTE certificate for the 2021 tax year.

(xiii)	No Acquired Company has been a party to a transaction that is classified as a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall be construed as providing a representation or warranty with respect to (A) the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any tax attribute (including net operating loss, capital loss, Tax credit carryover or other Tax asset) of the Acquired Companies generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date or (B) any Tax position that the Buyer or its Affiliates (including the Acquired Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date, and (ii) nothing in this Agreement shall be construed as providing a representation or warranty that could give rise to indemnification pursuant to this Agreement with respect to Taxes of the Acquired Companies for any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.21Related Party Transactions

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Except as set forth in Section 4.21 of the Disclosure Schedules, no  officer, director, holder of securities or Affiliate of any Acquired Company, and no entity in which any such Person or individual owns any material interest, is a party to any material agreement, contract, commitment or transaction with any Acquired Company or has any interest in any property, tangible or intangible, used by any Acquired Company (except that nothing contained in this Section 4.21 will be breached by, or require disclosure in the Disclosure Schedules related to, any Person’s ownership of any passive investment of three percent (3%) or less of the outstanding shares of capital stock of any publicly traded corporation).

Section 4.22Customers and Suppliers

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(a)Section 4.22 of the Disclosure Schedules sets forth a true and complete list of (i) the top ten (10) customers by revenue (the “Company Top Customers”) and the top ten (10) suppliers by expense (“Company Top Suppliers”) of the Company (excluding, for the avoidance of doubt, any Subsidiary of the Company) for the nine (9) month period ended September 30, 2021; and (ii) the top five (5) customers by revenue (the “Subsidiary Top Customers,” and together with the Company Top Customers, the “Top Customers”) and the top five (5) suppliers by expense (the “Subsidiary Top Suppliers,” and together with the Company Top Suppliers, the “Top Suppliers”) for the nine (9) month period ended September 30, 2021. Except as disclosed on Section 4.22 of the Disclosure Schedules, since December 31, 2020, no such Top Customer or Top Supplier has canceled or otherwise terminated its relationship with the applicable Acquired Company or, to the Knowledge of the Company, has threatened in writing or orally to the Company to cancel or otherwise terminate its relationship with the applicable Acquired Company.

(b)All Top Customers and Top Suppliers continue to be customers and suppliers of the Acquired Companies.  Except as set forth on Section 4.22(b) of the Disclosure Schedules, no Top Customer has reduced materially its business with the Acquired Companies from the levels achieved during the year ended December 31, 2020.  The Acquired Companies are not involved in any material claim, dispute or controversy with any Top Customer or Top Supplier, other than any dispute in the ordinary course of business.  Except as set forth on Section 4.22(b) of the Disclosure Schedules, since December 31, 2020, no Top Customer has changed its payment terms with respect to the Acquired Companies or, to the Company’s Knowledge, threatened in writing or orally to do so. The Company has provided Buyer all annual Contracts and, if no annual Contract is in effect, purchase orders with each Top Supplier under which the Company (i) is currently purchasing, or in the case of purchase orders, has recently purchased inventory, and (ii) has agreed to purchase inventory when the current agreement expires (“Replacement Contract”).  None of the key terms (including with respect to discounts and payment terms) of each such contract with any Top Supplier, except to the extent provided in the Replacement Contract,  has been modified or amended and no Top Supplier has, to the Company’s Knowledge, threatened in writing or orally to do so.  The Acquired Companies are not involved in any claim, dispute or controversy with any of its other customers or suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.

Section 4.23Accounts Receivable

.  All of the Accounts Receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP applied on a consistent basis, and are bona fide. There is no Encumbrance on any of Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of Accounts Receivable, except in the ordinary course of business or as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements. There are no disputes with respect to any such Accounts Receivable except in the ordinary course of business or as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements.  To the Company’s Knowledge, all of the Accounts Receivable are, in the aggregate, collectible in full in the ordinary course of business, net of the reserve therefor. No counter claims, defenses or offsetting claims with respect to the Accounts Receivable are pending or, to the Knowledge of the Company, threatened. The Acquired Companies have not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of their Accounts Receivable. Except as set forth on Section 4.23 of the Disclosure Schedules, all of the Accounts Receivable relate solely to sales of goods or services to customers of the Acquired Companies, none of whom are employees, equity holders or Affiliates of any of the Acquired Companies or the Seller.

Section 4.24Bank Accounts

.  Section 4.24 of the Disclosure Schedules sets forth a list of all bank accounts and investment accounts (including any safe deposit boxes and lock boxes) maintained by the Acquired Companies, including the financial institution at which the account is held, the account number for such account and the names of all persons authorized to draw thereon or to have access thereto, including the names of all authorized signatories. No Person other than the authorized signatories set forth on Section 4.24 of the Disclosure Schedules has access or any right to such accounts or safety deposit boxes.

Section 4.25Product Warranty

.  The Company has made available to Buyer a copy of the Company’s standard warranty or warranties for sales of goods and services as of the Closing Date, and except as expressly set forth therein, there are no warranties or commitments or obligations with respect to the return, replacement or re-performance of goods and services under which the Company could have any material liability, other than as set forth in Section 4.25 of the Disclosure Schedules.  Each product manufactured, sold or delivered by the Acquired Companies is and has been manufactured, sold or delivered in material conformity with all applicable contractual commitments and express and implied warranties, and no Acquired Company has any material liability for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth in the Financial

Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies. Except as set forth on Section 4.25 of the Disclosure Schedules, during the past five (5) years no Acquired Company has, for itself or for another, voluntarily recalled, suspended or discontinued manufacturing, distribution or sale of a product, including after inquiry or investigation by a Governmental Authority with respect to liability arising from such product, nor has any Acquired Company during the past five (5) years received written notice that any Governmental Authority has requested a recall of any of its products.

Section 4.26Certain Business Practices

.  The Acquired Companies are in material compliance with all legal requirements under, and have not received any notice of violation of, (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions and legislation implementing such convention and (iii) all other international anti-bribery conventions and bribery Laws applicable to such Acquired Company (collectively, the “Anti-Bribery Laws”).  In the three (3) years immediately preceding the Closing Date no Acquired Company has received any written communication from a Governmental Authority that alleges that any manager, officer, employee or authorized agent of the Company, any of its Subsidiaries or any other person acting on behalf of the Company or any of its Subsidiaries is in violation of any Anti-Bribery Law. The Company has instituted and maintains policies and procedures designed to ensure compliance with Anti-Bribery Laws.

Section 4.27OFAC

.  Neither the Company nor its Subsidiaries, directly or, to the Company’s Knowledge, indirectly as of the date hereof: (i) transacts, deals or associates with or provides support to any person named on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders list maintained by the U.S. Office of Foreign Assets Control (“OFAC”), or to any person owned or controlled by a person on the List of Specially Designated Nationals and Blocked Persons, or to any Person on the U.S. Department of Commerce’s Denied Persons List or Entity List or to any Person on the U.S. Department of State’s Debarred List; (ii) transacts, deals or associates with or provides support to the Government of Iran, Cuba, Syria or Sudan, or, to the Company’s Knowledge, any Person owned or controlled by any such government; (iii) has a relationship with any terrorist organization or any entity designated by the U.S. as a Foreign Terrorist Organization or a Transnational Criminal Organization; (iv) is subject to any U.S. sanctions administered by OFAC or the U.S. Department of State or Commerce, including being on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, being on the Denied Persons List maintained by the U.S. Department of Commerce or being subject to any sanctions imposed under the Iran Sanctions Act of 1996 as amended; or (v) engages in any exportation or reexportation of goods, software or technology in a manner that is prohibited under the Export Administration Regulations administered by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered by the U.S. Department of State.

Section 4.28Brokers

. Except as set forth on Section 4.28 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Acquired Company.

Section 4.29COVID-19 and Stimulus Program Matters

.  Section 4.29 of the Disclosure Schedules sets forth (i) any force majeure or similar notices sent to, or received by, the Company or any Subsidiary of the Company specifically related to COVID-19; (ii) any insurance claims made by the Company or any Subsidiary of the Company related to COVID-19; and (iii) any federal, state, or local program, benefit, or accommodation designed to assist businesses and employees during the COVID-19 pandemic that the Company or any Subsidiary of the Company has applied for, received, or otherwise taken advantage of (and the Company has provided Buyer with copies of any applications therefor).

Section 4.30No Other Representations and Warranties

. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), NO ACQUIRED COMPANY NOR SELLER HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY ACQUIRED COMPANY OR ITS BUSINESS, ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY KATTEN OR LINCOLN INTERNATIONAL LLC AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. TO THE EXTENT ANY REPRESENTATION OR WARRANTY IS OR HAS BEEN MADE WHICH IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SUCH REPRESENTATIONS AND/OR WARRANTIES ARE HEREBY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller that, as of the Closing Date:

Section 5.01Organization and Authority of Buyer

. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Michigan. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.

Section 5.02Execution and Enforceability

. This Agreement has been duly executed and delivered by Buyer, and, assuming that this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.03No Conflicts; Consents

. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, if not obtained, made or given, would not reasonably be expected to have a material effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.04Investment Purpose

. Buyer is acquiring the Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Interests are not registered under the Securities Act of 1933, as amended, or any other applicable securities Laws, and that the Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to applicable securities Laws and regulations. Buyer is able to bear the economic risk of holding the Company Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risk of its investment.

Section 5.05Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

Section 5.06Legal Proceedings

. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07Independent Investigation; No Reliance

. In connection with its investment decision, Buyer or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies as desired by Buyer and have evaluated such documents and information as Buyer has deemed necessary to enable it to make an informed decision with respect to the transactions contemplated by this Agreement. Buyer acknowledges that it or its representatives have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Acquired Companies for such purpose. Buyer has been given the opportunity to ask questions of the Acquired Companies in connection with its due diligence investigation, and, to Buyer’s knowledge, such questions have been answered to Buyer’s satisfaction.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company, or any their respective Affiliates or representatives, except as expressly set forth in ARTICLE III, with respect to representations made only by the Seller as to itself, and ARTICLE IV, with respect to representations made only by the Company as to itself and its Subsidiaries, and except for any certificates delivered in connection with this Agreement.  None of the Seller, the Company or any of their respective Affiliates or representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, except any such information, documents or materials that are the subject to an express representation and warranty contained in ARTICLE III or ARTICLE IV of this Agreement and any certificates delivered in connection with this Agreement.  None of the Seller, the Company or any of their respective Affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries.  The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).  The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in ARTICLE IV and in any certificate delivered din connection with this Agreement.  The Buyer acknowledges and agrees that the representations and warranties in ARTICLE III and ARTICLE IV are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and the Buyer is relying on such representations and warranties, solely for the rights to indemnification under ARTICLE VII.

Section 5.08Sufficiency of Funds

. Buyer has sufficient cash on hand and other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.09Solvency

.  Immediately after giving effect to the transactions contemplated hereby, each of the Buyer and the Acquired Companies, shall be solvent and shall:  (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Acquired Companies.  In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE VI
COVENANTS

Section 6.01Employees; Benefit Plans

.

(a)With respect to any employee benefit plan sponsored, maintained, contributed to or otherwise made available by Buyer or its Subsidiaries to their respective employees (collectively, “Buyer Benefit Plans”) in which any Employee who remains employed by any Acquired Company immediately after the Closing (“Company Continuing Employees”) will be eligible to participate after the Closing, Buyer shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to recognize all service of the Company Continuing Employees as of the Closing Date with the Company or any of its Subsidiaries, as the case may be, as if such service were with Buyer, for all purposes in any Buyer Benefit Plan in which such Company Continuing Employees are eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(b)Buyer shall, and shall cause its Subsidiaries to, make commercially reasonable efforts to (i) cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations under Buyer Benefit Plans to the extent waived or satisfied by a Company Continuing Employee under any Benefit Plan, and (ii) give (or cause to be given) credit for amounts paid by a Company Continuing Employee and his or her dependents under a corresponding Benefit Plan prior to the Closing Date and in the same plan year as that in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums under Buyer Benefit Plans as though such amounts had been paid in accordance with the terms and conditions of such Buyer Benefit Plan. Buyer shall, and shall cause its Subsidiary to, honor all periods of earned but unused vacation leave, sick leave, personal days, holidays and other similar periods of leave of Company Continuing Employees as of the Closing Date to the extent accrued on the Closing Balance Sheet.

(c)During the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing (or if earlier, the date of the Company Continuing Employee’s termination of employment), Buyer shall, and shall cause its Subsidiaries to, provide each Company Continuing Employee with: (i) base salary or hourly wages and cash incentive bonus opportunities which are no less than the base salary or hourly wages and cash incentive bonus opportunity provided by the Acquired Companies to such Company Continuing Employee immediately prior to the Closing; (ii) other variable pay, service credit, vacation, cash incentive or bonus opportunities under plans, programs and arrangements that are substantially comparable in the aggregate to those provided by the Acquired Companies immediately prior to the Closing; (iii) positions that are comparable to such Company Continuing Employee’s position with the Acquired Companies immediately prior to the Closing; and (iv) employee benefits, including retirement and health and welfare benefits, that are substantially comparable in the aggregate to those provided to the Company Continuing Employee by the Acquired Companies immediately prior to the Closing.

(d)This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Employee or any other Person to any continued employment with any Acquired Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.02Taxes

.

(a)Responsibility for Filing Tax Returns.

(i)Seller shall, at its expense, prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of each Acquired Company for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date; provided that (A) such Tax Returns shall be prepared on a basis consistent with the procedures, practices and accounting methods of the Acquired Companies existing on the Closing Date (unless otherwise required by applicable Law), (B) Seller shall provide Buyer a reasonable amount of time to review and comment on each such Tax Return prior to it being filed by Seller and (C) Seller shall consider in good faith any reasonable comments that Buyer provides in writing to Seller with respect to such Tax Returns at least ten (10) days prior to the due date thereof. To the extent such Tax Returns are legally required to be filed by any Acquired Company or Buyer, Buyer shall, or shall cause each such Acquired Company to, timely file such Tax Returns as prepared by Seller.

(ii)Buyer shall prepare or cause to be prepared and timely file all Tax Returns of each Acquired Company with respect to any Tax period that includes but does not end on the Closing Date; provided that (A) such Tax Returns shall be prepared on a basis consistent with the procedures, practices and accounting methods of the Acquired Companies existing on the Closing Date (unless otherwise required by applicable Law), (B) Buyer shall provide Seller a reasonable amount of time to review and comment on each such Tax Return prior to it being filed by Buyer and (C) Buyer shall incorporate reasonable comments that Seller provides in writing to Buyer with respect to such Tax Returns at least ten (10) days prior to the due date thereof.

(iii)Notwithstanding the foregoing, Seller shall submit any filings with any Governmental Authority in China under Bulletin 7 relating to any China indirect transfer tax resulting from the transactions contemplated hereby.  Buyer shall have the review rights in respect of such filing as if such filing were a Tax Return governed by Section 6.02(a)(i).  Seller shall pay the Tax, if any, required to be paid in connection with any such filing.

(b)Tax Claims.

(i)If a Governmental Authority or Tax authority asserts a claim for income Taxes against any Acquired Company for any Pre-Closing Tax Period or for any Straddle Period (any such action, a “Tax Claim”), then Buyer shall promptly (but in no event later than ten (10) days after its receipt of notice of such Tax Claim) provide to Seller written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim.

(ii)If, within thirty (30) days after Seller receives notice of a Tax Claim pertaining to a Pre-Closing Tax Period, Seller provides to Buyer a written notice that Seller elects to contest and to control the defense or prosecution of, such Tax Claim, then Seller shall have the right to defend or prosecute and the right to control, at Seller’s expense, such Tax Claim.  For any Tax Claim the defense or prosecution of which Seller controls, (A) Seller shall defend or prosecute the Tax Claim diligently and in good faith; (B) Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim;  (C) Seller shall inform Buyer of all material developments and events relating to such Tax Claim; (D) if requested by Seller, Buyer shall provide or cause to be provided to Seller any information reasonably requested by Seller relating to such Tax Claim, and Buyer shall otherwise cooperate with Seller in good faith in order to contest effectively such Tax Claim; and (E) Buyer or its authorized representative shall be entitled, at the expense of Buyer, to participate in all conferences, meetings and proceedings relating to such Tax Claim.

(iii)If Seller does not timely elect to control a Tax Claim described in Section 6.02(b)(ii) or is not entitled to control a Tax Claim because it relates to a Straddle Period, Buyer, at its expense, shall control the defense or prosecution of such Tax Claim (each, a “Buyer Controlled Proceeding”).  For any Buyer Controlled Proceeding, (A) Buyer shall defend or prosecute the Tax Claim diligently and in good faith; (B) Buyer shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any compromise or settlement of such Tax Claim; (C) Buyer shall inform Seller of all developments and events relating to such Tax Claim; (D) if requested by Buyer, Seller shall provide or cause to be provided to Buyer any information in Seller’s possession reasonably requested by Buyer relating to such Tax Claim, and Seller shall otherwise cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim; and (E) Seller shall be entitled, at its expense, to participate in all conferences, meetings and proceedings relating to such Buyer Controlled Proceedings.

(iv)Buyer and Seller hereby agree that the Amparo claim filed against a certain resolution issued by the Federal Court of Justice for Administrative Matters regarding the tax assessment issued by the Mexican Tax authorities against the

Mexican Acquired Company in connection to the fiscal year 2008 matter listed on Item 1 of Section 4.20(a)(v) of the Disclosure Schedules shall be treated as a Tax Claim (the “Mexico Tax Claim”) and that Seller shall have the right to control, at Seller’s sole expense, the Mexico Tax Claim as such Tax Claim relates to a Pre-Closing Tax Period.  Buyer further agrees that Seller may continue to use the advisor currently representing the Acquired Companies as of the Closing Date with respect to the Mexico Tax Claim and that Buyer will use, or cause the applicable Acquired Companies to use, its commercially reasonable efforts to cooperate with Seller in obtaining access to services as may be reasonably required by such advisor.

(c)Tax Allocation

(i)Within 14 days after the Closing Date, Buyer, at its expense, shall engage each applicable Valuation Firm to prepare a valuation of the assets of the Company and each other Acquired Company. Each Valuation Firm shall prepare its valuation report within 60 days after its engagement and the Buyer shall submit a copy of each such valuation report to the Seller within 5 days thereafter. No later than sixty (60) days following the final determination of the Net Working Capital pursuant to this Agreement, Buyer shall prepare or caused to be prepared  and provide to the Seller, for its review, a draft allocation statement (the “Tax Allocation Statement”) that allocates the Purchase Price and all other items required to be taken into account for U.S. federal income Tax purposes with respect to the purchase and sale of the Company Interests pursuant to this Agreement (including, without limitation, the liabilities of the Acquired Companies) (collectively, the “Total Tax Consideration”) among the assets of the Acquired Companies, which Tax Allocation Statement shall be consistent with the valuation reports prepared by the Valuation Firms. Buyer will provide the Seller with draft copies of the reports prepared by such advisor and a reasonable opportunity to comment on such reports before Buyer delivers the Tax Allocation Statement. The Seller shall have the right to object to any portion of the Tax Allocation Statement by written notice to Buyer.  Subject to Buyer’s compliance with the obligations to deliver a draft report in advance of delivering the Tax Allocation Statement, if the Seller does not object to the Tax Allocation Statement by written notice to Buyer within thirty (30) days after receipt by the Seller of the Tax Allocation Statement, then the Tax Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Tax Allocation Statement shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Tax Allocation Statement under this Agreement.  If the Seller objects to the Tax Allocation Statement, it shall notify Buyer in writing of its objection to the Tax Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection and Buyer and the Seller shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter.  If, within thirty (30) days of the Seller’s delivery of a valid written notice of objection to the Tax Allocation Statement, Buyer and the Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be resolved by the Referee in accordance with the dispute resolution mechanism set forth in Section 2.06, whose determination shall be binding upon the parties hereto; provided that in resolving such dispute, the Referee shall apply the valuation report prepared by each Valuation Firm.  In the event that any adjustment to the Purchase Price is paid between the parties hereto pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), Buyer shall promptly provide the Seller a revised Tax Allocation Statement and the principles of this Section 6.02(c)(i) shall apply to each such revised Tax Allocation Statement. The Tax Allocation Statement as finally determined pursuant to this Section 6.02(c)(i) shall be final and binding on the parties hereto.

(ii)Buyer, Seller and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594 and any other appropriate Tax Returns or forms, in a manner consistent with the Tax Allocation Statement, as finally determined pursuant to this Section 6.02(c) and (B) take no position in any Tax Return, proceeding, audit or otherwise that is inconsistent with the Tax Allocation Statement, as finally determined pursuant to this Section 6.02(c) (in each case, subject to adjustment in accordance with this Section 6.02(c) in the event of any adjustment to the Total Tax Consideration). In the event that any of the allocations set forth in the Tax Allocation Statements are disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.

(d)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller will duly and timely prepare and file any Tax Return relating to such Taxes (and Buyer shall cooperate with respect thereto as necessary), which shall include any filings with any Governmental Authority of Mexico required to be made in connection with the transactions contemplated by this Agreement including filing of Official Form 76. For the avoidance of doubt, Section 6.02(a)(iii) and not this Section 6.02(d) shall govern any submissions and payments relating to Bulletin 7 in China.

(e)Cooperation on Tax Matters. Seller and Buyer shall (and Buyer shall cause each Acquired Company to) (i) reasonably assist in the preparation and timely filing of any Tax Return of each Acquired Company, including making available personnel of the Acquired Companies necessary to prepare any Tax Returns consistent with historical practices of the Company, (ii) reasonably assist in any audit or other proceeding with respect to the Tax Returns or Taxes of each Acquired Company, (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of each Acquired Company reasonably requested in writing, and (iv) provide any information reasonably required and reasonably requested in writing to allow Seller, Buyer, and each

Acquired Company to comply with any information reporting contained in the Code or other applicable Tax Law.

(f)Treatment of Certain Payments. Except as otherwise required by Law, for all purposes of this Agreement and for income, franchise and other similar purposes with respect to Taxes, the parties agree that all deductions with respect to the Company Transaction Costs and all other deductible expenses incurred by the Acquired Companies that are related to the transactions contemplated by this Agreement shall be treated as deductions of the Acquired Companies allocable to the period ending on the Closing Date and the pre-Closing portion of any Straddle Period. The parties agree to prepare and file all Tax Returns in a manner consistent with such treatment and take no position in any Tax Return, proceeding, audit or otherwise that is inconsistent with such treatment. Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including, for the avoidance of doubt, adjustment payments made pursuant to Section 2.06 and any indemnification and other payments made pursuant to ARTICLE VII) as an adjustment to the Total Tax Consideration, unless otherwise required by applicable Laws.

(g)Refunds and Credits.  Any refunds (or credits received in lieu thereof) of Taxes paid (or otherwise borne, including pursuant to this Agreement) by the Acquired Companies for any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date, determined in accordance with the principles of Section 6.02(h)), plus any interest paid by a Governmental Authority and  attributable thereto, that are received by Buyer (or its Affiliates, including the Acquired Companies) after the Closing (each, a “Tax Refund”) shall be for the account of the Seller, and Buyer shall pay (or cause to be paid) to the Seller (in immediately available funds) any such Tax Refund as soon as reasonably practicable after receipt or entitlement thereto (or utilization thereof), which the amount of such Tax Refund shall be paid net of any Taxes. For purposes of this Section 6.02(g), a Tax Refund shall be deemed to have been received to the extent that such Tax Refund is actually received or is applied to offset or reduce Taxes relating to any period (or portion of any Straddle Period, determined in accordance with the principles of Section 6.02(h)) beginning after the Closing Date. To the maximum extent permitted by applicable Law, all Tax Refunds shall be claimed in cash rather than as credits against Tax liabilities. For the avoidance of doubt, any tax repayment received, net of any Taxes owed in connection with such repayment, from Mexico relating to the 2015 audit of the 2009 tax year shall be considered a Tax Refund subject to this Section 6.02(g).  The Buyer shall, and shall cause the Acquired Companies, to cooperate with the Seller at the Seller’s expense in obtaining Tax Refunds of the Acquired Companies, including with respect to the Tax Refund in Mexico.  With respect to the Tax Refund in Mexico, Buyer shall cause the Acquired Companies to continue to retain the advisors that are pursuing such Tax Refund or to permit the Seller to retain the services of such advisor, and such Tax Refund shall be paid net of related expenses and Taxes including, for the avoidance of doubt, any withholding Taxes related to repatriating the funds from Mexico.

(h)Straddle Period. For all purposes under this Agreement (including the determination of any Tax Refund), in the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), the portion of such Tax which relates to the portion of such taxable period ending on (and including) the Closing Date shall (i) in the case of any Taxes other than Taxes described in clause (ii) below, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of any Tax based upon or related to income, sales, withholding, payroll, or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the Closing Date and, in the case of any such Taxes that are attributable to the ownership of any equity interest in a partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or foreign Law), as if the taxable period of that entity ended as of the close of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided, that any transactions consummated at the direction of the Buyer at or following the Closing that are not in the ordinary course of business and not contemplated by this Agreement and that give rise to any item of income or gain for any of the Acquired Companies shall be considered to be attributable to the portion of the Straddle Period that commences on the day following the Closing Date.  In the case of any Taxes of any Acquired Company for a Straddle Period that have been paid prior to the Closing and that were not taken into account in the final determination of Net Working Capital pursuant to this Agreement, Buyer shall reimburse the Seller for such Taxes.

(i)Limitation on Actions. Except as otherwise required by Law, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), Buyer will not (and will not permit any Affiliate of Buyer, including the Acquired Companies, to) in respect of any Pre-Closing Tax Period or any Straddle Period: (A) amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Return, (B) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency, (C) make or change any election or change any method of accounting with respect to Taxes, or (D) initiate any discussion with any Governmental Authority regarding any voluntary disclosure or payment involving Taxes.

Section 6.03Plant Closings and Mass Layoffs

. Buyer shall not, and shall cause each Acquired Company not to, take any action following the Closing that could result in WARN Act liability for Seller.

Section 6.04R&W Insurance Policy

. Buyer has conditionally bound, with coverage beginning on the Closing Date, the R&W Insurance Policy with respect to the representations and warranties of the Company and Seller set forth in this Agreement and the other matters covered by the R&W Insurance Policy. The R&W Insurance Policy (i) contains a customary waiver of subrogation by the insurer in favor of the Seller that waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or the Company (other than for Fraud) with respect to any claim made by any insured thereunder and (ii) acknowledges and agrees that Buyer shall have no obligation to pursue any claim against Seller or the Company (other than for Fraud) in connection with any Loss. Buyer shall not amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect Seller without the prior written consent of Seller.  To the extent not paid at the Closing, Buyer shall pay, when due, the premium and other amounts owed to the carrier that issued the R&W Insurance Policy necessary to bind the R&W Insurance Policy (subject to reimbursement or credit against the Purchase Price as a Company Transaction Cost) and Buyer shall take all other action to satisfy any conditions subsequent necessary to bind the R&W Insurance Policy.

Section 6.05Director and Officer Indemnification and Insurance Transition

.

(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer, manager or director of any Acquired Company, as provided in the Organizational Documents of the applicable Acquired Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Disclosure Schedules, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.

(b)In connection with the Closing, Seller has taken all actions reasonably necessary to extend and maintain its current coverage as of the Closing Date with respect to the Insurance Policies, which shall provide coverage with respect to the Acquired Companies prior to Closing consistent with the coverage provided prior to the Closing Date.

(c)As of the Closing Date, the Company shall obtain at its sole cost and expense a non-cancelable run-off insurance policy, reasonably satisfactory to Buyer, for directors’ and officers’ liability, for a claims period of six (6) years after the Closing Date to provide insurance coverage for all persons who were directors, managers or officers of any of the Acquired Companies, as applicable, on or prior to the Closing Date (the “Tail Policy”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened Action, events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby.

(d)Effective as of the Closing, Buyer and each Acquired Company waives any claim relating to and agrees not to and to not permit any of their respective Affiliates to bring any Action asserting, any breach of fiduciary duty, professional malpractice, or any breach of any other duty owed to the Acquired Companies against any former director, manager, officer, employee, partner, Seller, in-house attorney or other representative or Affiliate of Seller or the Acquired Companies, whether such Action is filed derivatively on behalf of the Acquired Companies or otherwise.

(e)The obligations of Buyer and the Acquired Companies under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 6.05 applies without the consent of such affected director, manager or officer (it being expressly agreed that the directors, managers and officers to whom this Section 6.05. applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(f)In the event Buyer, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer shall use commercially reasonable efforts to make, or cause the Acquired Companies to make, proper provision so that the successors and assigns of Buyer or the Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(g)At the Closing, the Company shall obtain a six (6) year extended reporting period endorsement under each existing claims-made insurance policy of the Company and its Subsidiaries in effect as of the Closing Date (other than directors’ and officers’ insurance) providing that such endorsement shall extend the coverage under such policy for a period of six (6) years from the Closing Date for any claims arising from events which occurred prior to the Closing.  Buyer shall either pay for the costs of acquiring such endorsements or give credit to the Seller for such costs in connection with calculating Purchase Price at the Closing.

(h)At or prior to the Closing, the Company and Buyer shall cooperate to take the steps identified on Exhibit D to address the transition of insurance to Seller and/or the Acquired Companies following the Closing.

Section 6.06Confidentiality

.

(a)No party hereto or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto; provided, however, that the parties hereto shall be permitted to disclose such information (i) to their attorneys, advisors, representatives, stockholders or investors who are reasonably required to receive such information, (ii) in connection with enforcing their rights under this Agreement or any other agreement entered into in connection with this Agreement, (iii) as required by Law (including any state or federal securities Laws, the rules and regulations of the NYSE) or this Agreement and/or (iv) that becomes publicly available without breach of this Section 6.06(a) (e.g., by a mutually agreeable press release).

(b)In addition to the foregoing, Seller and the Seller Trusts (collectively, the “Restricted Parties”), will, and shall cause such Restricted Parties and the Restricted Family Members related to such Seller Trusts to, treat, hold and keep confidential all of the information, documents, work papers, or other materials of a confidential or proprietary nature related to Buyer, Buyer’s Affiliates or the Acquired Companies (collectively, the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement. In the event that the Restricted Parties or Restricted Family Members are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.06(b). If, in the absence of a protective order or the receipt of a waiver hereunder, any Restricted Party or Restricted Family Member is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Restricted Party or Restricted Family Member may disclose the Confidential Information to the tribunal;  provided, however, that such Restricted Party (or Restricted Family Member) shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate at the Buyer’s expense. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Restricted Parties.

Section 6.07Restrictive Covenants

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(a)During the period commencing on the Closing Date and continuing for five (5) years after the Closing Date (such period, the “Restricted Period”), no Restricted Party shall, and shall not permit any Restricted Family Member related to such Restricted Party, directly or indirectly, individually or in concert with or through any other Person, own, manage, operate, control, be employed by, work on behalf of, invest in, assist (financially or otherwise), provide advisory, consulting, or other services for, participate in or be interested or connected in any manner with the ownership, management, operation, promotion, or control of any Person who is engaged, directly or indirectly, in the business of manufacturing laminates for electric motor rotors and stators and transformer cores anywhere in the Restricted Territory; provided, however, that nothing in this Section 6.07(a) shall prevent the Restricted Parties or Restricted Family Members from acquiring an equity interest of three percent (3%) or less of the outstanding shares of capital stock of any publicly traded corporation.

(b)During the Restricted Period, the Restricted Parties will not, directly or indirectly (through a Restricted Family Member or otherwise), as an owner, member, partner, shareholder, employee, joint venturer, independent contractor, director, officer, agent, salesperson, consultant, lender or otherwise, solicit, call upon, employ, hire, retain, attempt to employ or retain, induce, request or influence any sales representative, supplier, vendor, service provider, employee, consultant, independent contractor, licensee, strategic partner, customer or any other Person which has an employment or business relationship with the Buyer or the Acquired Companies (or which had an employment or business relationship or prospective employment or business relationship with any of the Acquired Companies at any time in the twelve (12) months immediately preceding the Closing Date) to (or attempt to) discontinue, diminish, divert, reduce the extent of, or otherwise adversely affect such employment or business relationship or prospective employment or prospective business relationship with any of the Acquired Companies; provided, however, that the provisions of this Section 6.07(b) shall not preclude solicitation in the form of the placement of a general advertisement or other solicitation of a general nature not specifically directed or targeted toward employees of the Acquired Companies.

(c)During the Restricted Period, the Restricted Parties will not and will not permit any Restricted Family Member to (except as otherwise permitted under this Section 6.07), directly or indirectly, (i) solicit or encourage (A) any current customer or vendor of any Acquired Company as of the Closing Date, or (B) any Person that was a customer or vendor of any Acquired Company during the twenty-four (24) month period prior to the Closing Date, to terminate or diminish, during the Restricted Period, its relationship with any Acquired Company; or (ii) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of any Acquired Company to cease or reduce, during the Restricted Period, doing business with any Acquired Company or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and such Acquired Company, on the other hand.

(d)Each Restricted Party hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Acquired Companies are engaged as of the Closing Date and are necessary to protect Buyer’s investment under this Agreement and to safeguard the value and goodwill associated with the purchase of the Company Interests. Each Restricted Party acknowledges and agrees that Buyer would not have entered into this Agreement but for each of the Restricted Party’s agreements and obligations pursuant to this Section 6.07. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law. If it is judicially determined that a Restricted Party has violated any of such Restricted Party’s obligations under this Section 6.07, then the period applicable to each obligation of such Restricted Party that is determined to have been violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(e)The parties agree that a breach of the provisions of this Section 6.07 may cause irreparable damage to the Buyer, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief.  Therefore, the Restricted Parties agree that, in the event of a breach or a threatened breach of the provisions of this Section 6.07, the Buyer may institute an Action to compel the specific performance of the provisions of this Section 6.07.  The Restricted Parties further consent to the granting of such remedy, agrees not to assert adequacy of money damages as a defense, and agree that such remedy shall be cumulative, not exclusive, and in addition to any other available remedies.

Section 6.08Books and Records

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(a)From and after the Closing Date, Buyer shall (and shall cause each Acquired Company to), during normal business hours and upon reasonable notice, make available and provide Seller and its representatives (including counsel and independent auditors)

with access to the facilities and properties of the Acquired Companies and to all information, files, documents and records (written and electronic) relating to the Acquired Companies or any of their respective businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including any matter pursuant to Section 6.02) or in connection with any claim, dispute, Action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause each Acquired Company to) reasonably cooperate fully with Seller and its representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Buyer, including by making Tax, accounting and financial personnel and other appropriate employees and officers of the Acquired Companies available to Seller and its representatives (including counsel and independent auditors), with regard to any reasonable business purpose; provided, however, that nothing in this Section 6.08(a) shall require the Buyer to provide Seller and its representatives with access to the facilities and properties of the Acquired Companies to the extent such access would reasonably interfere with the business operations of the Buyer or any of the Acquired Companies. Notwithstanding the foregoing, Seller and its representatives shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information that in Buyer’s good faith opinion is sensitive or the disclosure of which could subject any Acquired Company to liability; provided that Seller and its representatives shall not be prohibited from accessing such information pursuant to a valid court order.

(b)For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Buyer shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Acquired Companies relating to the conduct of the business and operations of the Acquired Companies prior to the Closing Date. Notwithstanding the foregoing, during such seven (7) year period, Buyer may dispose of any such books and records which are offered to, but not accepted by, Seller.

Section 6.09Public Announcements

. The parties hereto agree that no press release or other public statement or announcement concerning the terms or conditions of this Agreement, the Transaction Documents and/or the transactions contemplated hereby or thereby shall be issued or made by any party or any of their respective representatives or agents except as mutually agreed between Buyer and Seller, except where such a press release or other public statement or announcement is required by any state or federal securities Laws, the rules and regulations of the NYSE or any other applicable exchange, or other applicable Law, as reasonably determined by the party making such press release or other public statement or announcement, in which event such party shall give notice to the other party of such determination prior to such release, statement or announcement. Notwithstanding the foregoing, nothing in this Section 6.09 shall prohibit Buyer from making any communications to customers, vendors, employees, equityholders and other business relations with respect to the Acquired Companies that are made in the ordinary course of business or that are routine or incidental to the consummation of the transactions contemplated by the Transaction Documents.

Section 6.10PPP Loan

.  The Company obtained the PPP Loan on April 13, 2020, from PNC Bank, National Association (the “PPP Lender”).  On June 10, 2021, the PPP Lender notified the Company in writing that the PPP Loan was forgiven in full by the SBA and that the Company has no additional obligations with respect to the PPP Loan. In the event that the SBA determines that the Company has any remaining obligations with respect to the PPP Loan contrary to the foregoing determination of forgiveness, the Company shall promptly discharge such obligations and Seller shall indemnify the Company for the full amount of any such repayment amount. In no event shall the Buyer be required to make any payments with respect to the PPP Loan.  In the event that the SBA conducts an audit of, or requests information from, the Company with respect to the PPP Loan, Buyer shall promptly notify Seller of such audit.  Buyer and Seller shall, and Buyer shall cause the Company to, reasonably cooperate in providing information to the SBA in connection with the audit and, if requested by the Seller, Buyer shall, and shall cause the Company to, permit Seller to control the process with respect to such audit, including any correspondence with the SBA.

Section 6.11Interim Operating Covenants

.  From the date hereof until the earlier of the Closing or the date this Agreement is terminated in accordance with Article IX, except as otherwise provided in this Agreement or as set forth in Section 6.11 of the Disclosure Schedules or consented to in writing by Buyer (which consent not be unreasonably withheld, conditioned or delayed), the Company shall conduct the business of the Acquired Companies in the ordinary course of business consistent with past practice, subject to compliance with applicable Law and all actions reasonably necessary to address or respond to COVID-19.  For the avoidance of doubt, in the event that the Company or Seller seek specific performance under Section 10.11 for the failure to close the transaction, the Company and Seller’s obligations under this Section 6.11 shall terminate.

Section 6.12Access to Information

. Without undue disruption of its business, between the date of this Agreement and the earlier of the Closing Date or the date this Agreement is terminated in accordance with ARTICLE IX, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and its Subsidiaries’ officers and employees to, give Buyer and its representatives reasonable access, upon reasonable notice and during times mutually convenient to Buyer and senior management of the Company and its Subsidiaries, to the facilities, properties, senior management and books and records of the Company and its Subsidiaries as may be reasonably requested from time to time, in each case to the extent reasonably necessary in connection with the planned integration of the Acquired Companies with Buyer. For the avoidance of doubt, in the event that the Company or Seller seek specific performance under Section 10.11 for the failure to close the transaction, the Company and Seller’s obligations under this Section 6.12 shall terminate.

Section 6.13Seller Credit Support

.  Between the date hereof and the Closing, the Buyer shall use commercially reasonable efforts to replace the letter of credit issued by Seller referenced on Section 6.13 of the Disclosure Schedules with a letter of credit issued by Buyer or its designee.  In the event that the Buyer cannot replace such letter of credit, at the Closing Buyer shall issue a letter of credit for the benefit of Seller, which letter of credit will be issued by a creditworthy financial institution and will backstop all obligations of Seller under such letter of credit.

Section 6.14Consents

.  Between the date hereof and the Closing, the Company shall use commercially reasonable efforts to obtain the consent of the counterparties to the contracts listed on Section 6.14 of the Disclosure Schedules to the transactions contemplated hereby.  In no event that the Company or Seller be required to pay any fee to obtain any of such consents.  Buyer acknowledges that the Closing is not conditioned on the receipt of any such consents and Buyer will not use the failure to obtain such consents as the basis for preventing or delaying the Closing.

Section 6.15Further Action

.  From and after the Closing, each party hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.16Parent Limited Guaranty

.  Worthington Industries, Inc., an Ohio corporation, and the parent of Buyer, hereby irrevocably agrees with, and commits to, Seller that it will provide any and all funding when and as needed for Buyer to pay to Seller the Purchase Price at the Closing on the Closing Date or if required under Section 10.11 hereof.

ARTICLE VII
INDEMNIFICATION

Section 7.01Survival

. Subject to the limitations and other provisions of this Agreement, (i) the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing, except that the representations and warranties contained in Section 3.01 (Ownership of Company Interests), Section 3.02 (Seller Authority), Section 3.05 (Brokers), Section 4.02 (Authority), Section 4.04 (Capitalization), Section 4.05 (No Subsidiaries), and Section 4.28 (Brokers) (collectively, the “Fundamental Representations”) shall continue in full force and effect until the expiration of the applicable statute of limitations, and (ii) the Excluded Tax Matters shall continue in full force and effect until the expiration of the applicable statute of limitations.  The covenants and other agreements contained in this Agreement shall survive the Closing Date until fully performed or waived by the party with authority to waive the requirement of full performance thereof.   Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice including the amount of such claim and the basis for such claim hereunder from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02Indemnification for Benefit of Buyer

. From and after the Closing Date and subject to the other terms and conditions of this ARTICLE VII, Seller shall save, and indemnify Buyer, including its directors, officers, members, employees, and agents, the Acquired Companies, each of their respective Subsidiaries, each of their respective Affiliates and their respective successors and assigns (the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Seller contained in ARTICLE III or any breach of any of the representations or warranties of the Company contained in ARTICLE IV;

(b)any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)any Indebtedness or Company Transaction Costs not fully paid on the Closing Date or to the extent not included in the computation of the Purchase Price;

(d)any and all Taxes (or the non-payment thereof) of or attributable to the Acquired Companies for all Pre-Closing Tax Periods and the portion of any Straddle Period that ends on and includes the Closing Date, including any ongoing audits in Mexico, (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which an Acquired Company (or any predecessor of an Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (iii) any and all Taxes of any Person (other than an Acquired Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; or (iv) all Taxes imposed on an Acquired Company or the Seller under Section 1374 of the Code; or

(e)the Allen Action listed on Section 4.15(a) of the Disclosure Schedules.

Section 7.03Indemnification For Benefit of Seller

. From and after the Closing Date and subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify Seller, each of its Affiliates and their respective successors and assigns (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)any breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)Any and all liabilities relating to obligations of Seller under the guaranty listed under Item 7 of Section 4.06 of the Disclosure Schedules and the letter of credit listed on Section 6.13 of the Disclosure Schedules.

Section 7.04Certain Limitations

. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification obligations set forth in this ARTICLE VII shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer for indemnification under Section 7.02(a) and 7.02(d) until the aggregate amount of all Losses in respect of indemnification thereunder exceeds 1,475,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible; provided, that no individual claim by Buyer shall be asserted under Section 7.02(a) and 7.02(d) unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims) exceeds an amount equal to $75,000 (the “Mini-Basket”) (it being understood that any such individual claims (or series of related claims) for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible has been exceeded).  Notwithstanding the foregoing, the Deductible and the Mini-Basket will not apply to a breach of the Fundamental Representations, Excluded Tax Matters or for Fraud.

(b)Seller’s maximum aggregate liability hereunder for any indemnification claims under Section 7.02(a) and 7.02(d) (other than with respect to Fundamental Representations, Excluded Tax Matters and Fraud) shall not exceed the Indemnity Escrow Deposit and Buyer’s sole recourse for claims under Section 7.02(a) and 7.02(d) (other than with respect to Fundamental Representations, Excluded Tax Matters and Fraud) against the Seller shall be limited to the funds in the Indemnity Escrow Account.  Seller’s maximum liability hereunder for any indemnification claims under Section 7.02 shall not exceed the net proceeds of the Purchase Price actually received by Seller.

(c)Payments by an Indemnifying Party pursuant to ARTICLE VII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment or reimbursement received by the Indemnified Party (or any Acquired Company) in respect of any such Loss.  Each Indemnified Party shall use its commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent it would if such Loss were not subject to indemnification hereunder, and each Indemnified Party shall use commercially reasonable efforts to recover under indemnity, contribution or other similar agreements, or collect other reimbursements, for any Losses prior to seeking indemnification under this Agreement.  If an Indemnified Party receives proceeds from such insurance policies or third parties in respect of an indemnified Loss after the full amount of such indemnified Loss has been paid by the Indemnifying Person, the Indemnified Party shall refund to the Indemnifying Party the amount of such proceeds.  To the extent that any claim for indemnification may be made against the R&W Insurance Policy and the Seller, the Buyer will pursue such claims against the R&W Insurance Policy prior to pursuing the Seller.

(d)In calculating the amount of any Loss hereunder, the amount of such Loss shall be net of any Tax benefit (including any Tax deduction, credit, offset or refund) realized by the Indemnified Party (including, whether Buyer is the Indemnified Party or the Company) by reason of the facts and circumstances giving rise to the indemnification in the year in which the Losses were incurred or the immediately succeeding taxable year.  To the extent that any such Tax benefit is actually realized following the date that an indemnity payment is made, then no later than thirty (30) days after the annual Tax Return has been filed that takes into account the deduction or loss generated as a result of the Losses that gave rise to such indemnity payment, the Indemnified Party shall pay to the Indemnifying Party the amount of the Tax benefits actually realized as a result of the Losses that gave rise to such indemnity payment.

(e)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f)The Indemnified Party shall not be entitled to recovery if the Indemnified Party has otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

(g)Notwithstanding anything contained elsewhere in this Agreement, the items that were taken into account in the determination of the Final Purchase Price, as the case may be, or reserved against in, or taken into account in the preparation of the Financial Statements, pursuant to Section 2.06 are subject solely to the adjustment provisions set forth in Section 2.06 and accordingly shall not be subject to any claim by any Indemnified Party for indemnification pursuant to this ARTICLE VII.

(h)Except for any breach of Section 4.18(i), in no event shall Seller provide any indemnification for any Loss relating to amounts that were taken into account or should have been taken into account in the determination of the Specified Indebtedness nor shall Seller provide any indemnification for any funding deficiencies, underfunding or similar liabilities relating to the Specified Plans.

(i)If an Indemnified Party is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events; it being understood that this Section 7.04(i) is solely to preclude a duplicate recovery by an Indemnified Party or recovery in excess of actual damages.

(j)Upon making any indemnity payment pursuant to this Agreement, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party or reimbursed party, as applicable, against any third party in respect of the Losses to which the payment related.  The parties hereto will execute, upon request, all instruments reasonably necessary to evidence and perfect the above described subrogation rights.  Neither Buyer nor any of its Affiliates shall take any action the purpose or intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.  Notwithstanding the foregoing, each of Seller and Buyer hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  Buyer shall have no right to assert claims for indemnification with respect to any Losses that would have been covered by insurance had the Buyer maintained for the benefit of the Acquired Companies (or caused the Acquired Companies to maintain) the same insurance coverage following the Closing that was in effect for the Acquired Companies immediately prior to the Closing.

(k)With respect to claims for breaches of Fundamental Representations, Buyer shall not pursue any claims against Seller after the retention under the R&W Insurance Policy has been met unless and until the policy limit under the R&W Insurance policy has been exhausted, or until such claims has been rejected or denied coverage under the R&W Insurance Policy.

Section 7.05Indemnification Procedures

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(a)Third-Party Claims.  Subject to Section 6.02(b) with respect to Tax Claims, if any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has prejudiced the Indemnifying Party.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Indemnified Party.  Any Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of such Third-Party Claim, to assume the defense of any Third-Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  In the event that the Indemnifying Party assumes the defense of a Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its assumption of the defense thereof as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise or defend such Third-Party Claim and seek indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.08) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, an Indemnifying Party shall not enter into settlement of a Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section

7.05(b).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of any Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, the acceptance by an Indemnifying Party of an offer to settle or an Indemnifying Party’s consent to a settlement offer requested by the Indemnified Party, does not establish an obligation by the Indemnifying Party to be responsible for such matter; rather, the Indemnifying Party must either consent to be responsible for all or a portion of such Losses, or be found by a court of competent jurisdiction in a final, non-appealable order, to be liable for the underlying indemnification obligation.

(c)Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has materially prejudiced the Indemnifying Party.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of such Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06Materiality Scrape

. For purposes of determining whether there has been any misrepresentation or breach of any representation or warranty in this Agreement, and for the purposes of determining the amount of Losses resulting from any misrepresentation or breach of a representation or warranty other than Section 4.07 and the first sentence of Section 4.09, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded and read without giving any effect to any such qualifications or exceptions.

Section 7.07Exclusive Remedies

. The parties acknowledge and agree that their sole and exclusive remedy following the Closing with respect to any and all claims (other than for Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in the other Transaction Documents or otherwise arising out of or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII or pursuant to the R&W Insurance Policy.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than for Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law. Without limiting the generality of the preceding sentence, no legal Action sounding in tort, statute or strict liability (other than for Fraud) may be maintained by any party.  Nothing contained herein shall limit the operation of Section 2.06. The foregoing shall not preclude any party from seeking specific performance, injunctive or similar equitable relief with respect to any covenants to be performed after the Closing.

Section 7.08Tax Treatment of Indemnity Payments

. For Tax purposes, any indemnity payments under this ARTICLE VII shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by applicable Laws.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The Fundamental Representations, shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date). All other representations and warranties of the Company and the Seller contained in

ARTICLE III and ARTICLE IV, shall be true and correct in all respects as of the date hereof and as of the Closing Date (or if the Closing Date is after December 1, 2021, then as of December 1, 2021) with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such other representations and warranties to be true and correct as of the applicable date is not a Material Adverse Effect.

(b)The Company and the Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)Since the execution of this Agreement and prior to December 1, 2021, there shall not have been any Material Adverse Effect.

Section 8.03Conditions to Obligations of the Seller

. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

ARTICLE IX
TERMINATION

Section 9.01Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Seller and Buyer;

(b)by Buyer, by written notice to the Seller, if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach of any representation or warranty or a material failure to perform any covenant or agreement made by Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02 and such breach or failure is not cured within ten (10) Business Days of Buyer delivering written notice of such breach or failure to the Company (to the extent such breach or failure is curable); or

(ii)any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by the Closing Date (other than those conditions which, by their nature, are to be satisfied on the Closing Date) and, if the basis for termination is a breach by Seller or the Company of this Agreement, if such breach is capable of being cured, then Seller and/or the Company has not cured such breach within five (5) Business Days of the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by the Seller, by written notice to Buyer, if:

(i)the Company and the Seller are not then in material breach of any provision of this Agreement and there has been a material breach of any representation or warranty or a material failure to perform any covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.03 and such breach or failure is not cured within ten (10) Business Days of the Company delivering written notice of such breach or failure to Buyer (to the extent such breach or failure is curable);

(ii)at any time after December 1, 2021, (A) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or validly waived (other than those conditions that by their respective terms shall be or must necessarily be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (B) Buyer has failed to consummate the Closing on the Closing Date pursuant to the terms of Section 2.03, (C) the Company and Seller have certified by irrevocable written notice to Buyer after such date that the Company and the Seller are ready, willing, and able to consummate the transactions contemplated by this Agreement on such date of notice and at all times during the five (5) Business Day period immediately thereafter, and (D) Buyer fails to consummate the Closing within five (5) Business Days following receipt of such notice from the Company and the Seller;

(iii)Buyer shall have failed to deliver the Nonrefundable Escrow Deposit within one (1) Business Day of the execution of this Agreement; or

(iv)any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Closing Date (other than those conditions which, by their nature, are to be satisfied on the Closing Date) and, if the basis for termination is a breach by Buyer of this Agreement, if such breach is capable of being cured, then Buyer has not cured such breach within five (5) Business Days of the Closing Date, unless such failure shall be due to the failure of the Company or the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

Section 9.02Effect of Termination

. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except

(a)as set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof; and

(b)that nothing herein shall (i) relieve or release any party to this Agreement for any liability for Losses arising out of such party’s prior breach of any provision of this Agreement or (ii) impair the right of any party to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

For the avoidance of doubt, the termination or purported termination of this Agreement by the Buyer or Seller that is not in compliance with or permitted pursuant to this Agreement shall not impair the ability of the other party to pursue specific performance under this Agreement.

Section 9.03Impact on Nonrefundable Escrow Deposit

.

(a)In the event of the termination of this Agreement by the Seller pursuant to Section 9.01(c), the Company may instruct the Escrow Agent to pay the Nonrefundable Escrow Deposit to the Company and the Buyer will not object to or interfere with such payment. Buyer may not terminate this Agreement pursuant to Section 9.01(b)(ii) unless and until Buyer instructs the Escrow Agent to release the Nonrefundable Escrow Deposit to the Company.  In the event of any other termination of this Agreement, the Escrow Agent shall return the Nonrefundable Escrow Deposit to the Buyer.

(b)The parties agree that the delivery of the Nonrefundable Escrow Deposit to the Company shall be considered reimbursement for the costs incurred by the Company and the Seller in connection with the transactions contemplated hereby and as a credit against the losses the Company and the Seller will suffer as a result of the failure to consummate the transactions contemplated hereby.  The payment of the Nonrefundable Escrow Deposit to the Company shall be in addition to any other remedies that the Company and the Seller may have under Section 10.11 of this Agreement for failure to close the transactions contemplated hereby and shall in no way be construed to limit or reflect the damages the Company and the Seller may recover for breach of this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement,  the Seller’s receipt of the Nonrefundable Escrow Deposit (to the extent payable pursuant to Section 9.03(a)) shall constitute the sole and exclusive remedies of the Seller and the Company against the Buyer or any of its Affiliates or any of their respective managers, directors, officer, employees, partners, members or stockholders (the “Buyer Related Parties”) for any and all Losses suffered or incurred by Seller or the Company based upon, resulting from, arising out of or in connection with the termination of this Agreement. Without limiting the foregoing, the maximum aggregate liability of the Buyer Related Parties (except for the Buyer from and after the Closing) for monetary damages in connection with the termination of this Agreement shall be limited to the amount of the Nonrefundable Escrow Deposit (the “Buyer Liability Limitation”), and neither the Seller nor the Company, nor shall either permit any of its representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award or any monetary damages of any kind, in the aggregate, in excess of the Buyer Liability Limitation against the Buyer Related Parties, collectively, in connection with termination of this Agreement or the transactions contemplated hereby.  Nothing contained herein shall limit the right of Seller and/or the Company under Section 10.11.

ARTICLE X
MISCELLANEOUS

Section 10.01Expenses

. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02Notices

. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 pm (local time) on a Business Day, and on the next Business Day if sent after 5:00 pm on a Business Day; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:	Worthington Steel of Michigan, Inc. c/o Worthington Industries, Inc. 200 West Old Wilson Bridge Road Columbus, OH 43085
Attention: Patrick Kennedy, Vice President - Secretary
Email: Patrick.Kennedy@worthingtonindustries.com

with a copy (which shall not constitute notice) to:	Ice Miller LLP 250 West Street, Suite 700 Columbus, OH 43215
Attention: Chris Michael Email: chris.michael@icemiller.com
If to the Company (prior to the Closing)	Tempel Steel Company 5500 N. Wolcott Avenue Chicago, IL 60640 Attention: Cliff Nastas Email: cnastas@tempel.com

with a copy (which shall not constitute notice) to:	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693 Attention: Matthew Brown & Peter Bogdanow Email:matthew.brown@katten.com peter.bogdanow@katten.com

If to Seller:

Tempel Holdings, Inc.

c/o Jon Mellin

Simpson Estates, Inc.

30 North LaSalle Street, Suite 1232

Chicago, IL 60602

Email: jon@simponsestates.com

And

c/o Christopher Q. Stephan

175 Old Farm Road

Northfield, IL 60093

Email: cqs@huronprts.com

with a copy (which shall not constitute notice) to:	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693
Attention: Matthew Brown & Peter Bogdanow
Email:matthew.brown@katten.com Peter.bogdanow@katten.com

Section 10.03Interpretation

. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words in the singular include the plural and vice versa; (e) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require; and (f) the term “material” and the concept of the “material” nature of an effect upon the Acquired Companies or their business shall be measured relative to the entire business of the Acquired Companies, taken as a whole, and the Acquired Companies, taken as a whole, in each case, as the business of the Acquired Companies is currently being conducted. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Disclosure Schedules delivered with and Exhibits attached to, this Agreement, respectively; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  For the purposes of this Agreement, (i) to the extent that any amounts, such as China Cash or India Cash or other amounts included in the Purchase Price that are not in U.S. dollars, such amount shall be converted into U.S. dollars based on the applicable rate of exchange published in the Wall Street Journal on the Business Day immediately preceding the Closing Date and (ii) to the extent that any amounts payable under this Agreement on account of Taxes in Mexico, such amount shall be converted into U.S. dollars based on the applicable rate of exchange published in the Wall Street Journal on the Business Date immediately preceding the day that the Acquired Company pays or receives an amount in respect of such Taxes.

Section 10.04Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06Entire Agreement

. This Agreement, including the Exhibits hereto and the Disclosure Schedules and together with the other Transaction Documents, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Buyer acknowledges and agrees that there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably conditioned, withheld or delayed; provided that Buyer may collaterally assign its rights hereunder to a new lender to the Acquired Companies. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6.05 and ARTICLE VII.

Section 10.09Amendment and Modification; Waiver

. This Agreement may only be amended, modified or supplemented by an agreement set forth in writing and signed by both Buyer and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement shall be governed by and construed in accordance with the internal Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule and all claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be determined and adjudicated under the Laws of the State of Delaware.

(b)ANY LEGAL ACTION ARISING OUT OF, RELATING TO OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT OR IN TORT, IN LAW OR IN EQUITY) MAY BE INSTITUTED SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, SOLELY IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11Specific Performance

. The parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, by Buyer, on the one hand, or Seller or the Company, on the other hand, in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that each of Buyer, the Seller and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The occurrence of a Material Adverse Effect after December 1, 2021 shall have no effect on Seller’s rights to pursue and be entitled to specific performance; provided, however, that if the Buyer or the Seller requests that the Closing Date occur after December 1, 2021 and the non-requesting party agrees to such later Closing Date, then the occurrence of a Material Adverse Effect only after such later agreed-upon Closing Date shall have no effect on Seller’s rights to pursue and be entitled to specific performance.  The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced in this Section 10.11 and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by applicable Law or Governmental Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.  The pursuit by the Company and/or Seller of the remedy of specific performance shall not limit its ability to receive the Nonrefundable Escrow Deposit.  Upon an award of specific performance, Seller shall be entitled to receive the Nonrefundable Escrow Deposit in addition to the award of specific performance and the Escrow Agent shall release the Nonrefundable Escrow Deposit to the Seller at the time of such award.

Section 10.12Counterparts

. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any other agreement, certificate or instrument delivered in connection herewith is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” format signature page were an original thereof. Once signed, this Agreement may be delivered by “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or portable document format) is considered an original.

Section 10.13Non-Recourse

. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.14Conflicts

. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its representatives and Affiliates, that the Acquired Companies and Seller are the client of Katten and that Katten has jointly represented the Acquired Companies and Seller in connection with this Agreement and the transactions contemplated hereby. After the Closing, it is possible that Katten will represent Seller and/or one or more of its members, representatives and Affiliates (individually and collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Acquired Companies. Each of the parties to this Agreement hereby agrees that Katten (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter arising after the date hereof. Each of the parties hereto consents to such representation and waives any conflict of interest arising therefrom. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the parties have consulted with counsel or have been advised they should do so in connection herewith. Each of the parties further agrees that all communications or privileged materials between Katten, on the one hand, and the Acquired Companies (or any representative of the Acquired Companies) or Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group) as well as any attorney-client privileged communications between Lebene Hormeku in her capacity as General Counsel of the Company and the Acquired Companies and/or any member of the Seller Group (collectively, “Privileged Materials”) are the property of Seller and that Buyer and the Acquired Companies cannot obtain copies of, or access to, any such Privileged Materials without a waiver from Seller. Each of the parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by Seller. Buyer further agrees that it will not, and that it will not permit the Acquired Companies to, seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer has the right to waive the attorney-client or other privilege. In the event that any of Buyer or the Acquired Companies is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Seller in writing

(including by making specific reference to this Section 10.14) so that Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their respective duly authorized representatives, in each case, as of the Closing Date.

BUYER:

WORTHINGTON STEEL OF MICHIGAN, INC.

By:	/s/ Tim Adams__________________
Name:	Tim Adams
Title:	Vice President

SELLER:

TEMPEL HOLDINGS, INC.

By:/s/ Christopher Stephan___________

Name:Christopher Stephan

Title:	President

COMPANY:

TEMPEL STEEL COMPANY

By:/s/ Clifford Nastas_______________

Name:Clifford Nastas

Title:	President and CEO

[Signature Page to Equity Interest Purchase Agreement – Tempel Steel Company]

PARENT:

WORTHINGTON INDUSTRIES, INC. (solely for the limited purposes set forth in Section 6.16 and Article X hereof)

By:	/s/ Patrick J. Kennedy ___________
Name:	Patrick J. Kennedy

Title:Vice President – Secretary

[Signature Page to Equity Interest Purchase Agreement – Tempel Steel Company]